Exhibit 10.10

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

LICENSE, COLLABORATION AND SUPPLY AGREEMENT

By and Between

GELESIS INC.

And

CMS Bridging DMCC

Article 1 Definitions	2

Article 2 License	15

Article 3 Governance	19

Article 4 DEVELOPMENT	20

Article 5 Regulatory	23

Article 6 Commercialization	26

Article 7 MANUFACTURE AND SUPPLY	30

Article 8 FINANCIAL TERMS	34

Article 9 Intellectual Property Matters	38

Article 10 Representations And Warranties; covenants	42

Article 11 Indemnification and Limitation of Liability	44

Article 12 Confidentiality	46

Article 13 Term And Termination	49

Article 14 Dispute Resolution	51

Article 15 Miscellaneous	53

LICENSE, COLLABORATION AND SUPPLY AGREEMENT

This License, Collaboration and SUPPLY Agreement (the “Agreement”) is entered into as of June 18, 2020 (the “Effective Date”) by and between Gelesis Inc., a company organized and existing under the laws of the State of Delaware, having its principal offices at 501 Boylston Street, Suite 6102, Boston, MA 02116, USA (“Licensor”) and CMS Bridging DMCC, a company incorporated under the laws of the UAE (Registration No.: DMCC177608) having its registered office at Unit No: 205B, JBC1, Plot No: JLT-PH1-G2A, Jumeirah Lakes Towers, Dubai, UAE (“Licensee”). Licensor and Licensee are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

Whereas, Licensor owns or controls certain proprietary titles, patents, know-how and other intellectual property rights relating to the Product (as defined below);

Whereas, Licensee is a healthcare company having legally required permits, approvals and qualifications, expertise, experience, skills, infrastructure and appropriately qualified personnel to develop, manufacture and commercialize the Product in the Territory; and

Whereas, Licensee wishes to acquire an exclusive license to develop, import, register, sell, resell and commercialize the Product in the Field in the Territory and Licensor wishes to grant such exclusive license under the terms and conditions set forth in this Agreement.

Now, Therefore, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained in this Agreement, the Parties agree as follows:

Article 1
Definitions

1.1	“Affiliate” means, with respect to a particular Party, a person, corporation, partnership, or other entity that controls, is controlled by or is under common control with such Party, for so long as such control exists. For the purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by” or “under common control with”) used herein means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of more than fifty percent (50%) of the voting stock of such entity, or by contract or otherwise.

1.2	“Anti-Corruption Laws” shall mean all Applicable Laws regarding corruption, bribery, ethical business conduct, money laundering, political contributions, gifts and gratuities, commissions or lawful expenses to public officials and private persons, including, without limitations, the US Foreign Corrupt Practices Act, as amended, and relevant anti-bribery and anti-corruption provisions under the China Anti-Unfair Competition Law and the China Criminal Law, as amended.

1.3	“Applicable Law” means the applicable provisions of any and all national, supranational, regional, state and local laws, treaties, statutes, rules, regulations, administrative codes, guidance, ordinances, judgments, decrees, directives, injunctions, orders, or permits of or from any court, arbitrator or governmental agency or authority (including Regulatory Authorities) having jurisdiction over or related to the subject matter in question.

1.4	“Bulk Product” means the Product in the form of semi-finished bulk ingredient or component for Licensee or its Designated Party to further encapsulate and package into Finished Products in the Territory under the Localization Paradigm. The details and specification of the Bulk Product are set forth on Exhibit A.

1.5	“Brand Guidelines” means Licensor’s guidelines for the form and manner in which the Licensed Marks may be used under this Agreement and the Exclusive Trademark License Agreement, a copy of which is attached to the Exclusive Trademark License, including any amendments or updates thereto as may be provided in writing by Licensor to Licensee from time to time.

1.6	“Business Day” means any day that is not a Saturday, a Sunday or other day on which commercial banks in United State and the applicable jurisdiction in the Territory are not operative.

1.7	“Calendar Quarter” shall mean the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31, for so long as this Agreement is in effect; provided, however, that (a) the first Calendar Quarter of the Term shall extend from the Effective Date to the end of the first full Calendar Quarter thereafter, and (b) the last Calendar Quarter of the Term shall end on the effective date of termination or expiration of this Agreement.

1.8	“Calendar Year” shall mean each successive period of twelve (12) months commencing on January 1 and ending on December 31, for so long as this Agreement is in effect; provided, however, that (a) the first Calendar Year of the Term shall commence on the Effective Date and end on December 31, 2020 and (b) the last Calendar Year of the Term shall commence on January 1 of the Calendar Year in which this Agreement terminates or expires and end on the effective date of termination or expiration of this Agreement

1.9	“Change of Control” means with respect to a Party means (i) the acquisition (directly or indirectly, whether by merger, consolidation, purchase and sale, share exchange or otherwise,) by any party other than an Affiliate of a beneficial interest in the securities of the Party representing more than 50% of the combined voting power of the then outstanding securities of the surviving entity immediately after acquisition; or (ii) the transfer, sale or assignment of more than 50% of the assets of the Party to a party other than an Affiliate; or (iii) any other transfer to a party other than an Affiliate of the power and ability to control or direct the management and policies of that Party;

1.10	“CMC” means chemistry, manufacturing and controls.

1.11	“CMC Data” shall mean CMC data for the Product required by Applicable Law to be included or referenced in, or that otherwise supports a Regulatory Approval.

1.12	“Commercialization,” with a correlative meaning for “Commercialize” and “Commercializing,” means all activities directed to marketing, promoting, selling, offering for sale, importing for sale, and distributing Products, including activities relating to the importation, pre-launch, launch, detailing, advertising, pricing and reimbursement, promotion, distribution, invoicing and sales of Products. In addition to the foregoing, “Commercialization” in connection with the Product shall also include Post-Marketing Studies. The Parties acknowledge that, with respect to the Commercialization of the Product in a particular Market in the Territory, Commercialization may include the sale of the Product to End Users in such Market, before Regulatory Approval for the Product is obtained in such Market, through cross border Ecommerce Storefront(s) operated by Licensee or its Designated Parties in the Territory outside such Market; provided that such sales must be made in compliance with all Applicable Laws.

1.13	“Commercially Reasonable Efforts” means, with respect to a Party’s obligations under this Agreement, the carrying out of such obligations with a level of efforts and resources consistent with the commercially reasonable practices of similarly situated companies in the pharmaceutical or medical device industry for the development and commercialization of similarly situated branded pharmaceutical or medical device products at a similar stage of development and commercialization, taking into account efficacy, safety, patent and regulatory exclusivity, anticipated or approved labeling, present and future market potential, competitive market conditions, the profitability of the product in light of pricing and reimbursement issues (but not taking into account any payment owed to the other Party under this Agreement), and all other relevant factors.

1.14	“Competing Product” means (a) before the second (2nd) anniversary of the First Commercial Sale of the Product in the Territory through the cross-border E-Commerce Storefront(s), [***] and (b) after the second (2nd) anniversary of the First Commercial Sale of the Product in the Territory through the cross-border E-Commerce Storefront(s), [***].

1.15	“Confidential Information” of a Party means any and all Information of such Party that is disclosed to the other Party pursuant to this Agreement or the Exclusive Trademark License or during any transaction contemplated hereby (including information disclosed prior to the Effective Date pursuant to the Confidentiality Agreement) and that is not covered by clauses (a)-(e) of Article 12.1, regardless of whether such Information is specifically designated as confidential and regardless of whether such Information is in written, oral, electronic, or other form. For clarity, all Licensor IP (including Data and Inventions) shall be deemed Confidential Information of Licensor, and Licensee shall be deemed the receiving Party of such Information.

1.16	“Confidentiality Agreement” means that certain confidentiality agreement entered into by the Parties on February 22, 2020 in anticipation of the negotiation of this Agreement.

1.17	“Control” means, with respect to any material, Information, or Intellectual Property Right, the possession of the right, whether directly or indirectly, and whether by ownership, license or otherwise (other than by operation of the license grants under this Agreement), to grant a license, sublicense or other right to or under such material, Information, or Intellectual Property Right on the terms and conditions set forth in this Agreement without violating the terms of any then-existing agreement or other arrangement with any Third Party.

1.18	“Cost of Goods” means, with respect to either Bulk Products or Finished Products (as the case may be), the fully burdened cost of manufacturing calculated in accordance with GAAP, as reflected as of the Effective Date in the Exhibit H and may be reasonably updated annually by Licensor via the meeting of SC.

1.19	“Data” means all material data related to Products, including CMC Data, non-clinical data, clinical data and clinical study reports, including data relating to the regulatory affairs, Manufacture and Commercialization of Products, if any.

1.20	“Designated Party” means a Third Party (subject to approval of the Licensor pursuant to Articles 2.1(b) and 2.1(c)) or an Affiliate of Licensee which has been designated by Licensee to exercise certain rights and/or perform certain part of Licensee’s obligations under this Agreement. For clarity, Designated Party includes Licensee’s Sub-Licensees and subcontractors (regardless of whether they are Licensee’s Affiliate or not).

1.21	“Development” with a correlative meaning for “Develop” and “Developing,” means all development activities reasonably necessary for, or requested or required by a Regulatory Authority as a condition or in support of, obtaining or maintaining Regulatory Approval of the Product, including activities related to preclinical and other non-clinical testing, quality assurance/quality control, clinical trials, toxicology studies, statistical analysis and report writing, preparation, submission and prosecution of clinical trial approvals and all regulatory affairs relating to the foregoing. For clarity, Development includes clinical trials or studies initiated after receipt of Regulatory Approval in a regulatory jurisdiction for which such trials or studies are being conducted and that are required by a Regulatory Authority to be conducted after Regulatory Approval as a condition of or in connection with obtaining and maintaining such Regulatory Approval (“Mandatory Post-Approval Studies”) but excludes Post-Marketing Studies.

1.22	“Dollar” or “USD” means United States Dollar.

1.23	“E-Commerce Platform” means a website software technology solution developed and supported by a legally licensed Third Party business to establish a virtual marketplace website which allows a business to establish storefronts thereon, such as JD International, https://www.jd.hk/; and Tmall International, https://www.tmall.hk.

1.24	“E-Commerce Storefronts” means storefronts operated on an E-Commerce Platform by Licensee or the Designated Third Parties.

1.25	“End Customer(s)” means the customer to whom the Products are sold by Licensee, directly and/or through its Designated Parties, for the end of final consumption, which includes without limitation the ordinary consumer, hospitals, clinics and retail pharmacies.

1.26	“Exclusive Trademark License” means that certain Exclusive Trademark License Agreement executed by the Parties concurrently with this Agreement, pursuant to which (a) Licensor grants to Licensee a limited right to use the Licensed Marks in connection with the Development, Manufacture and Commercialization of the Product in the Field in the Territory; and (b) Licensee agrees to take steps to protect the goodwill associated with and maintain the brand integrity of the Licensed Marks, in each case, as further described therein.

1.27	“Executive Officer” means, (a) with respect to Licensor, its Chief Executive Officer or another senior officer of Licensor designated by its Chief Executive Officer and (b) with respect to Licensee, its Chief Executive Officer, or another senior officer of Licensee designated by its Chief Executive Officer.

1.28	“FDA” means the United States Food and Drug Administration, or a successor agency thereto having substantially the same function and authority.

1.29	“Field” means weight management in humans or other usages as approved and updated from time to time for the Product by the Regulatory Authority inside or outside the Territory.

1.30	“Finished Product” means the Product in finished, packaged and labeled form (i.e. the Bulk Product that has been encapsulated, packaged and labeled) and ready for shipment to End User. The details and specification of the Finished Product are set forth on Exhibit A.

1.31	“First Commercial Sale” means with respect to any Product in the Territory, the first sale of such Product to a Third Party or an End Customer in the Territory for distribution, use or consumption in the Field in the Territory.

1.32	“GAAP” means generally accepted accounting principles consistently applied, as in effect from time to time, in the USA.

1.33	“Global Brand Elements” shall have the meaning ascribed to it in the Exclusive Trademark License.

1.34	“Global Brand Strategy” shall have the meaning ascribed to it in the Exclusive Trademark License.

1.35	“Good Clinical Practices” or “GCP” means the then-current good clinical practice standards, practices and procedures for designing, conducting, recording, and reporting clinical trials that involve the participation of human subjects promulgated or endorsed by any Regulatory Authority and applicable to the Territory or any other jurisdiction where clinical trials involving human subjects related to any Product are or were performed by or on behalf of Licensor, as they may be updated from time to time, including applicable guidelines promulgated by the ICH.

1.36	“Good Laboratory Practices” or “GLP” means the then-current Good Laboratory Practices promulgated or endorsed by any Regulatory Authority and applicable to the performance of laboratory activities in the Territory or any other jurisdiction where laboratory activities related to any Product are or were performed by or on behalf of Licensor, as may be updated from time to time, including applicable guidelines promulgated by the International Council for Harmonization of Technical Requirements for Pharmaceuticals for Human Use (“ICH”).

1.37	“Good Manufacturing Practices” or “GMP” means the then-current Good Manufacturing Practices promulgated or endorsed by any Regulatory Authority and applicable to the manufacture and testing of pharmaceutical materials in the Territory or any other jurisdiction where any Product is or was manufactured or tested by or on behalf of Licensor, as may be updated from time to time, including applicable guidelines promulgated by the ICH.

1.38	“Good Supply Practices” or “GSP” means the then-current Good Supply Practices promulgated or endorsed by any Regulatory Authority and applicable to the distribution (including the process of procurement, warehousing, sale and transportation) of pharmaceutical products in the Territory, as may be updated from time to time, including applicable rules promulgated by NMPA.

1.39	“Governmental Authority” means any multi-national, federal, state, local, municipal, provincial or other governmental authority of any nature (including any governmental division, prefecture, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal).

1.40	“Importation Paradigm” means the circumstance where Licensee or its Affiliates purchases and imports from Licensor or its Affiliate, and Licensor or its Affiliate supplies to Licensee or its Affiliate the Finished Products for Commercialization on an exclusive basis in the Field in the Territory.

1.41	“Information” means any data (including Data), results, technology, business, financial, technical, scientific, trade, research, manufacturing, marketing, product, supplier, Intellectual Property Rights and other information of any type whatsoever, in any tangible or intangible form, including know-how, trade secrets, practices, techniques, methods, processes, inventions, developments, specifications, formulae, software, algorithms, marketing reports, expertise, technology, test data (including pharmacological, biological, chemical, biochemical, clinical test data and data resulting from non-clinical studies), CMC Data, stability data and other study data and procedures.

1.42	“Insolvency Event” shall mean “Insolvency Event” - in relation to either Party, means any one of the following:

(a)	a notice having been issued to convene any meeting for the purpose of passing a resolution or seeking a petition to wind up or liquidate that Party, or to seek bankruptcy or official administration, or such a resolution having been passed or such a petition having been issued (except in relation to a solvent reconstruction or reorganization of that Party);

(b)	an involuntary petition in an insolvency proceeding is filed against a Party and is not dismissed or stayed within ninety (90) days of the filing thereof;

(c)	a trustee in bankruptcy, receiver, administrative receiver, receiver and manager, court appointed receiver, interim receiver, custodian, sequestrator or similar officer is appointed in respect of that Party or over any part of that Party’s assets;

(d)	a Party takes any step, (including starting negotiations), with a view to readjustment, rescheduling or deferral of all or substantially all of that Party’s indebtedness including a moratorium with creditors, or proposes or makes any general assignment, composition or arrangement with or for the benefit of all or substantially all of that Party’s creditors or makes or suspends or threatens to suspend making payments to all or substantially all of that Party’s creditors or the Party submits to any type of voluntary arrangement with all or substantially all of that Party’s creditors.

1.43	“Intellectual Property Rights” means all rights (including the rights to prosecute) in, to and under Patents, Inventions, trademarks, copyrights, domain names, databases, data, know-how, trade secrets and confidential information, and all other intellectual or industrial property and other proprietary rights throughout the world.

1.44	“Inventions” means any inventions and discoveries, including processes, methods, assays, designs, protocols, and formulas, and improvements or modifications thereof, patentable or otherwise, that is generated, developed, conceived or reduced to practice by or on behalf of a Party or its Affiliate or permitted sublicensee pursuant to activities conducted under this Agreement, in each case including all rights, title and interest in and to the Intellectual Property Rights therein and thereto.

1.45	“Know-How” means any and all proprietary information and materials (whether patentable or not) related to the Product, or any formulation or product improvement or indication thereof, or the Development, manufacturing or Commercialization thereof, or use of any of the foregoing, that are not in the public domain, including, to the extent consisting of or related to the foregoing, (a) discoveries, inventions, improvements, technology or trade secrets, (b) pharmaceutical, chemical and biological materials, products, components or compositions, (c) methods, procedures, formulas, processes, tests, assays, techniques, regulatory requirements and strategies, (d) biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, clinical, safety, manufacturing and quality control data and information, (e) technical and non-technical data and other information related to the foregoing, and (f) drawings, plans, designs, diagrams, sketches, specifications or other documents containing or relating to such information or materials. For clarity, Know-How shall exclude any Patents and physical substances.

1.46	“Licensed Marks” means the trademarks used or to be used by Licensee or its Designated Party for the Commercialization of Products in the Territory and any registrations thereof or any pending applications relating thereto in the Territory (excluding, in any event, any corporate names and any trademarks that consist of or include any corporate name or corporate logo of the Licensor) as specified in the Exclusive Trademark License, or the alternative trademarks selected by the SC pursuant to Article 9.5, and all goodwill associated therewith.

1.47	“Licensor IP” means, collectively, Licensor Know-How, Licensor Patents, and Licensed Marks.

1.48	“Licensor Know-How” means all Know-How information that (a) (i) is Controlled by Licensor or its Affiliates as of the Effective Date or (ii) becomes Controlled by Licensor or its Affiliates during the Term, and (b) is reasonably necessary for the Development, use, import, Manufacture, Commercialization or other exploitation of the Products in the Field in the Territory; provided however that Licensor Know-How shall exclude (A) any Know-How of a Third Party that becomes an Affiliate of Licensor after the Effective Date as a result of a Change of Control of Licensor; (B) any Know-How that is in-licensed or acquired by Licensor or its Affiliates from a Third Party after the Effective Date, unless Licensee agrees in writing to (1) comply with the applicable terms and conditions of the agreement under which Licensor or its Affiliates acquire Control of such Know-How; and (2) pay all amounts that Licensor or its Affiliates would be obligated to pay in connection with the grant, maintenance or exercise of a sublicense to Licensee under such Know-How.

1.49	“Licensor Patents” means all Patents in the Territory that (a) (i) are Controlled by Licensor or its Affiliates as of the Effective Date, or (ii) become Controlled by Licensor or its Affiliates during the Term, and (b) claim the composition or formulation of, or the method of Manufacturing, using or delivering, the Products in the Field in the Territory; provided however that Licensor Patents shall exclude (A) any Patent of a Third Party that becomes an Affiliate of Licensor after the Effective Date as a result of a Change of Control of Licensor; (B) any Patent that is in-licensed or acquired by Licensor or its Affiliates from a Third Party after the Effective Date, unless Licensee agrees in writing to (1) comply with the applicable terms and conditions of the agreement under which Licensor or its Affiliates acquire Control of such Patent; and (2) pay all amounts that Licensor or its Affiliates would be obligated to pay in connection with the grant, maintenance or exercise of a sublicense to Licensee under such Patent. Licensor Patents existing as of the Effective Date (“Existing Licensor Patents”) are set forth in Exhibit C.

1.50	“Line Extension” means a new improvement of the Initial Product in any formulations, presentations, methods of administration, or dosage forms, that (a) utilizes only hydrogel-based space-occupation as its primary mechanism of action, (b) is developed by Licensor or its Affiliates or its designated subcontractor(s) under the Licensed Mark(s) and (c) is approved by Regulatory Authorities in the United States and/or EU for (and is limited to) the same primary indication as the Initial Product. For clarity, Line Extension does not include any product having a primary indication other than weight loss or weight management.

1.51	“Localization Paradigm” means the circumstance where Licensee or its Affiliates purchases and import and Licensor supplies to the Licensee or its Affiliates the Bulk Product for Manufacture and supply of the Finished Product in and for the Territory.

1.52	“Manufacture” means to encapsulate, package or otherwise produce a Finished Product using the Bulk Products, in compliance with the applicable GMP and Marketing Authorization in the Territory, including to process and Test the Bulk Products used in the Manufacture of the Finished Product and to Test the Finished Product prior to release and “Manufacturing” has a corresponding meaning. For clarity, Manufacture does not include manufacture of the Bulk Product.

1.53	“Market” means for the purpose of this Agreement, each of United Arab Emirates, Singapore, Mainland China, the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

1.54	“Marketing Authorization” means specific Regulatory Approval required and issued by a Regulatory Authority in a jurisdiction to register the Product for Commercialization in such jurisdiction, but excluding pricing or reimbursement approval.

1.55	“Marketing Authorization Application” or “MAA” means an application for the Marketing Authorization to the appropriate Regulatory Authority in a given jurisdiction for approval to market and Commercialize the applicable Product.

1.56	“Material Adverse Events” means any objective event (excluding the activities of the Parties) that has or may have a material adverse effect on or even frustrate the prospect of the Development or Commercialization of the applicable Products, including without limitation, the substantial change of Applicable Law or hindrance in Development which will or may reduce the prospect of Development or profit margin of the Commercialization of the applicable Products in the Field in the Territory, in the reasonable judgment of both of the Parties.

1.57	“Net Sales” with respect to the Territory, shall mean the gross amount invoiced by Licensee or Designated Parties for sale of Products to Third Party distributors or End Customers (regardless whether the sale is made before or after Regulatory Approval), less the following deductions relating to sales of the Products, in each case to the extent actually given to and taken by the buyer:

(a)	normal and customary trade, cash and quantity discounts, credits, price adjustments or allowances for damaged products, returns or rejections of Products; provided however that where such discount, adjustment or allowances is based on the sales of a bundled set of products in which the Product is included, the discount, adjustment or allowances shall be allocated to the Product on a pro rata basis based on the sales value (i.e., the unit average selling price multiplied by the unit volume) of the Product relative to the sales value contributed by the other constituent products in the bundled set, with respect to such sale;

(b)	reasonable and customary chargeback payments and rebates (or the equivalent thereof) for the Product granted to group purchasing organizations, managed health care organizations or to federal, state/provincial, local and other governments, including their agencies, or to trade customers;

(c)	reasonable and customary freight, shipping insurance and other transportation expenses directly related to the sale of the Product (if actually borne by the Licensee or Designated Parties without reimbursement from any Third Party); and

(d)	in case of E-commercial sale, any commission or service fee paid to the E-Commerce Platform and the E-Commerce service provider;

(e)	sales, value-added, excise taxes, tariffs and duties, and other taxes and government charges directly related to the sale, to the extent that such items are included in the gross invoice price of the Product and actually borne by the Licensee or Designated Parties without reimbursement from any Third Party and without credit or refund of such taxes, duties or charges (but not including taxes assessed against the income derived from such sale);

Notwithstanding the foregoing, the deductions set forth in (a) through (e) may not exceed [***] of the gross amount invoiced on a per Product basis.

Net Sales shall not include transfers or dispositions of Products for no consideration for promotional, charitable, pre-clinical, clinical or regulatory purposes; provided that, subject to Sections 4.6 and 5.4, the total amount of transfers or dispositions shall not exceed the following percentage of the amount of total orders received for the applicable Calendar Year: [***]. The transfer or sale of Product among Licensee and Designated Parties shall not be considered a sale unless the purchaser is a Third Party distributor or End Customer. Upon the sale or other disposal of Product other than in a transaction generating revenues from or based on a sales price for the Product which sales price is either customary or would be reasonably expected in the Territory for arm’s length transactions, such sale, disposal or use shall be deemed to constitute a sale with the consideration for the sale being the consideration for the relevant transaction and constituting Net Sales hereunder, and if the consideration is not a monetary amount or is less than fair market value, a sale shall be deemed to have occurred at the average Net Sales price charged to Third Parties in arm’s length transactions for cash sales in such Market during the applicable reporting period (or if there were only de minimis cash sales in such Market, at the fair market value as determined by Licensor in good faith based on pricing in comparable markets). Unless otherwise specified herein, Net Sales will be calculated in accordance with GAAP generally and consistently applied.

1.58	“NMPA” means the National Medical Products Administration of the People’s Republic of China and any successor agency thereto having substantially the same function and authority.

1.59	“Patents” means (a) pending patent applications, issued patents, utility models and designs; (b) reissues, substitutions, confirmations, registrations, validations, re-examinations, additions, continuations, continued prosecution applications, continuations-in-part, or divisions of or to any of the foregoing; and (c) extension, renewal or restoration of any of the foregoing by existing or future extension, renewal or restoration mechanisms, including supplementary protection certificate or the equivalent thereof, whether or not the above are derived or arise from the domestic patent system under the Applicable Laws or international conventions under the international patent system (including the Paris Convention for the Protection of Industrial Property, Patent Cooperation Treaty and other treaty under which Licensor or Licensee would have an optional channel to obtain a patent for the Product in the Territory).

1.60	“Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.

1.61	“Personnel” means, with respect to a Party and its Affiliate that is involved in performance of this Agreement, such Party’s and such Affiliate’s directors, officers, employees, agents, and consultants who, in each case, may reasonably be expected to perform under this Agreement.

1.62	“Post-Marketing Studies” means clinical trials or other studies initiated after receipt of Regulatory Approval in a regulatory jurisdiction for which such trials or studies are being conducted, including epidemiological studies, modeling and pharmacoeconomic studies, investigator-initiated clinical trials, and observational studies, but excluding any Mandatory Post-Approval Studies.

1.63	“Product” means (a) the medical device product developed by the Licensor and/or its Affiliate, branded as PLENITY™ (also currently known as Gelesis100), which is an ingested, transient, space occupying device using hydrogel particles made from carboxymethyl cellulose crossed-linked by citric acid, for weight management and has been cleared by the FDA to aid in weight management in overweight and obese adults with a Body Mass Index (BMI) of 25 - 40 kg/m2, when used in conjunction with diet and exercise, the details of which are set forth on Exhibit A; and (b) any Line Extension thereof. The Product can be either Finished Product or Bulk Product. The Product described in clause (a) shall be referred to as the “Initial Product”.

1.64	“Product Liability” means any Third Party Claim relating to the safety or effectiveness of the Product, including any alleged defect of Product, regardless of whether such Third Party Claim is for breach of warranty, breach of contract, tort, negligence, strict liability or pursuant to any other legal theory at common law or statute including claims for personal injury (including death).

1.65	“Regulatory Approval” means all approvals necessary for the Development, Manufacture, marketing, importation and Commercialization of any Product in the Field in a given regulatory jurisdiction, including Marketing Authorizations.

1.66	“Regulatory Authority” means, in a particular Market or jurisdiction, any applicable Governmental Authority involved in granting Regulatory Approval in such Market or jurisdiction.

1.67	“Regulatory Materials” means regulatory applications (including MAAs), submissions, notifications, communications, correspondence, registrations, Regulatory Approvals and/or other filings made to or received from a Regulatory Authority in order to Develop, Manufacture, import, market, sell or otherwise Commercialize Product in a particular Market or jurisdiction.

1.68	“Required Information” means, with respect to a particular Product, Information generated or obtained at any time from Development activities conducted inside or outside the Territory by or on behalf of Licensor, its Affiliates or licensees (other than Licensee) that is Controlled by Licensor or its Affiliates and is required by Applicable Laws to be maintained or submitted to Regulatory Authorities in the Territory in order to obtain or maintain Regulatory Approval of such Product in the Field in the Territory, including such Information that is required by Applicable Laws for reexamination of such Product in the Territory.

1.69	“Sensitive Information” means the Know-How information and any CMC Data disclosed or otherwise made available to Licensee under or in connection with this Agreement.

1.70	“Sub-Licensee”, with a correlative meaning for “Sublicense”, means a Person to whom Licensee grants, in exchange for a consideration, a sublicense under the rights granted hereunder to Develop, Manufacture, use or import any Product or promote, offer for sale or sell any Product in the Field in the Territory, beyond the mere right to purchase or transport Products subcontracted from Licensee.

1.71	“Supply Unit (4-week)” means a box of Product that contains fifty six (56) pods with three (3) capsules each for a total of one hundred sixty eight (168) capsules (two (2) doses each day, three (3) capsules for each dose, for four (4) weeks).

1.72	“Territory” shall mean Singapore and Greater China including Mainland China, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan, and United Arab Emirates.

1.73	“Test” means to test a product or its ingredients prior to release for further processing or for shipping and Commercialization in compliance with Applicable Law and “Testing” has the corresponding meaning.

1.74	“Third Party” means any entity other than Licensor or Licensee or an Affiliate of either of them.

1.75	“USA” means the United States of America.

1.76	Additional Definitions. The following table identifies the location of definitions set forth in various Articles of the Agreement:

Defined Terms	Article
Breaching Party	13.2
Dispute	14.1
Existing Licensor Patents	1.40
Expedited Arbitration	11.4
Localization Paradigm	Recital
Importation Paradigm	Recital
Indemnified Party	11.3
Indemnifying Party	11.3
Infringement	9.3(a)
Steering Committee or SC	3. 1
Licensee Indemnitees	11.1
Mandatory Post-Approval Studies	1.18
Non-Breaching Party	13.2
Permitted Purposes	5.2
Pharmacovigilance Agreement	5.3
Remedial Action	5.4
Royalty Report	8.5
Supply Price	7.4
Term	13.1
Licensor Indemnitees	11.2
Third Party Claims	11.1
Third Party IP Action	9.4(a)
Third Party IP Agreement	9.4(b)

1.77	Interpretation. Whenever used in this Agreement: (i) the words “include,” “includes” or “including” shall be construed as incorporating also the phrase “but not limited to” or “without limitation” and shall mean including without limiting the generality of any description preceding or following such words; (ii) the word “day” or “year” or “quarter” shall mean a calendar day or calendar year or calendar quarter, respectively, unless otherwise specified; (iii) the words “hereof,” “herein,” “hereby” and derivative or similar words refer to this Agreement as a whole and not merely to the particular provision in which such words appear; (iv) words denoting the singular shall include the plural and vice versa and words denoting any gender shall include all genders; (v) the word “or” has the inclusive meaning represented by the phrase “and/or;” and (vi) the Exhibits to this Agreement form part of the operative provisions of this Agreement and references to this Agreement shall include references to the Exhibits. The headings of Articles contained in this Agreement preceding the text of the Articles, subArticles and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction. Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either Party, irrespective of which Party may be deemed to have caused the ambiguity or uncertainty to exist.

Article 2
License

2.1              Rights and Licenses to Licensee.

(a)               Rights Granted to Licensee. Subject to the terms and conditions of this Agreement and, with respect to the Licensed Marks, the Exclusive Trademark License, Licensor hereby grants to Licensee an exclusive, transferable (solely in accordance with Article 15.4), sub-licensable (solely in accordance with Article 2.1(b)) and royalty-bearing license under the Licensor IP to Develop, import, register, Manufacture (solely using the Bulk Products supplied by Licensor to Manufacture the Finished Product) and Commercialize the Product, whether through online sales channels or offline sales channels, in the Field in and for the Territory (“License”) during the Term of this Agreement.

(b)              Right to Sublicense. Licensee shall have the right to sublicense, through multiple tiers, to any Affiliate or Third Party the License for any Market, provided that (i) Licensee obtains the express prior written consent from Licensor for each sublicense to any Third Party, (ii) each sublicense agreement shall be consistent with the terms and conditions of this Agreement; (iii) Licensee causes the performance of each such Sub-Licensee to be in compliance with the applicable terms and conditions of this Agreement, and Licensee shall remain liable for and shall serve as a surety to guarantee for the liabilities arising out of all acts or omissions of its Sub-Licensees; and (iv) within ten (10) days after the execution of any sublicense agreement, Licensee shall provide Licensor with a true and complete copy of such sublicense agreement (while the key commercial terms and conditions of which may be reasonably redacted other than those required to confirm the Sublicensee’s compliance with the applicable requirements of this Agreement). Without limiting the generality of the foregoing, each sublicense agreement shall contain at least the following terms and conditions: (i) requiring each Sub-Licensee to protect and keep confidential any Confidential Information of the Parties in accordance with Article 12 of this Agreement; (ii) requiring each Sub-Licensee to assign to Licensee (or directly to Licensor) all Data, Inventions and other Information related to the Product that are developed by such Sub-Licensee so that Licensee can comply with its obligations to assign the same to Licensor in accordance with Article 9.1; (iii) providing that Licensor shall have the right to audit the books and records of each Sub-Licensee in accordance with this Agreement; (iv) providing that Licensor is an intended third party beneficiary; and (iv) not imposing any obligation or liability on Licensor).

(c)               Right to Sub-contract. Licensee shall be entitled to utilize the services of an Affiliate or a Third Party to perform parts or entirety of the Licensed activities with respect to the Products in the Field in the Territory; provided that (i)  Licensee shall at all times be responsible for the activities subcontracted pursuant to this Article 2.1(c) as if such activities were performed by Licensee itself; and (ii) all sales of the Products by Licensor to Licensee under this Agreement shall be made only to Licensee or its Affiliates and not to any Third Party. Notwithstanding the foregoing mentioned in this paragraph, the express prior written consent from Licensor will be required (which shall not be unreasonably delayed, withheld or conditioned) for the engagement of a Third Party by Licensee to engage in Development or Manufacturing of the Products.

(d)              Priority Access to the License-in Interest in Other Hydrogel Pipeline Products of Licensor. In the event that Licensor decides by a managing resolution that it will seek to negotiate a license arrangement in relation to other self-Controlled hydrogel pipeline product(s) either solely for the Mainland China Market or a larger territory containing the Mainland China Market, then Licensor shall give a written notice (a “Commercialization Notice”) to Licensee of its decision. The Commercialization Notice shall provide a summary of the principal terms that Licensor will be seeking in such license arrangement. Upon receipt of the Commercialization Notice, Licensee shall have thirty (30) days from the date of such receipt to indicate by written notice (a “Negotiation Notice”) to Licensor whether it desires to negotiate such license arrangement. If, within such thirty (30) days, Licensee serves a Negotiation Notice, then the Parties shall negotiate exclusively during the next ninety (90) days (the “Exclusive Negotiation Period”) the terms and conditions of such a license arrangement. If Licensee fails to serve a Negotiation Notice within such thirty (30) days or if the Parties do not enter into a definitive agreement for such a license arrangement before the expiration of the Exclusive Negotiation Period, then following the expiry of such thirty (30) days or the Exclusive Negotiation Period (as applicable), Licensor will be free to negotiate and enter into definitive agreement with any Third Party for such license arrangement in regard of the given pipeline product without any further obligations to Licensee.

2.2              No Implied Licenses; Retained Rights.

(a)               Except as explicitly set forth in this Agreement and the Exclusive Trademark License, neither Party shall be deemed by estoppels or implication to have granted the other Party any license or other right to any Confidential Information or other Intellectual Property Rights of such Party. Licensee covenants that it will not, and it will not permit any of its Affiliates and Designated Parties to, use or practice any Licensor IP outside of the scope of the License.

(b)              Notwithstanding the exclusive License granted to Licensee under Article 2.1, Licensor hereby expressly retains the rights to use the Licensor IP in the Field in the Territory in order to (i) perform its obligations under this Agreement, and (ii) make and have made the Product in the Territory for any use outside the Territory (whether Bulk Product or Finished Product and including related manufacturing and supply chain activities), in each case whether directly or through its designated party. For clarity, Licensor retains the exclusive right to practice, license and otherwise exploit the Licensor IP outside the scope of the License granted to Licensee under Article 2.1.

2.3              Restrictive Covenants

(a)               Territorial Restrictions.

(i)                 Licensee shall not, and shall not permit any of its Affiliates or Designated Parties to, sell the Products directly or indirectly (including via the Internet or mail order) (x) to any Person outside the Territory (including internet address or the like outside the Territory) or (y) to any Person in the Territory that Licensee or any of its Affiliates or Designated Parties, or distributors knows (or is reasonably expected to know) who is likely to Develop or Commercialize any Product for use outside the Territory or assist another Person to do so, or who has directly or indirectly developed or Commercialized any Product for use outside the Territory or assisted another Person to do so. Licensee shall not, and shall not permit any of its Affiliates, or Designated Parties to, engage in any advertising or promotional activities relating to the Product directed primarily to customers, buyers or users outside the Territory. Without limiting the foregoing and to the extent permitted by the Applicable Law, Licensee shall, and shall cause any of its Affiliates, or Designated Parties to, work with designated cross-border E-Commerce Platforms to implement a technically feasible solution to block the electronic orders for the Product placed via any IP address outside the Territory. If Licensee or any of its Affiliates, or Designated Party receives or becomes aware of the receipt of any orders for any Product for use outside the Territory, it shall refer such orders to Licensor. Licensee shall cause its Affiliates, or Designated Parties to notify Licensor of any receipt of any orders for any Product for use outside the Territory. In addition, Licensee shall not permit any of its Designated Parties in the Markets of Taiwan, Singapore and United Arab Emirates (excluding Hong Kong and Macao) to accept any orders from and deliver the Product to the Mainland China Market.

(ii)              Licensor shall not, and shall not permit any of its Affiliates or Third Party (sub)licensees to, sell the Products directly or indirectly (including via the Internet or mail order) (x) to any Person (other than Licensee, its Affiliates, or Designated Parties) for commercial use in the Territory or (y) to any Person outside the Territory that Licensor or any of its Affiliates knows (or are reasonably expected to know) who is likely to Commercialize any Product in the Territory or assist another Person to do so, or who has directly or indirectly Commercialized any Product in the Territory or assisted another Person to do so. Licensor shall not, and shall not permit any of its Affiliates or Third Party (sub)licensees to, engage in any advertising or promotional activities relating to the Product directed primarily to customers, buyers or users in the Territory. If Licensor or any of its Affiliates receives or becomes aware of the receipt by a (sub)licensee or distributor of any orders for any Product for commercial use in the Territory, such Person shall refer such orders to Licensee. Licensor shall cause its Affiliates to notify Licensee of any receipt of any orders for any Product for commercial use in and for the Territory.

(iii)            If either Party reasonably believes that any Third Party is directly or indirectly commercializing or facilitating the Commercialization of the Product in the other Party’s territory, such Party shall notify the other Party in writing. After delivery and receipt of such notice, the Parties will promptly meet to discuss in good faith and mutually agree on potential remedies for such market intrusion which are appropriate in the circumstances and both Parties shall coordinate with each other to implement appropriate remedies, including with limitation file a joint warning or lawsuit against such Third Party, or limiting the supply to such Third Party, or cause to be terminated the distributorship with such Third Party.

(b)              Competing Product.

(i)                 Without limiting Article 2.3(a) and subject to Article 2.3(b)(ii) below, during the Term of this Agreement, except for the Development, Manufacture and Commercialization of the Product in the Field in the Territory under this Agreement, neither Licensee nor Licensor (including their Affiliates) shall, either on its or their own or in collaboration with any Third Party, develop, market, promote, sell, distribute or otherwise commercialize any Competing Product in the Territory.

(ii)              Notwithstanding the foregoing, in the event that a Third Party becomes an Affiliate of a Party after the Effective Date through merger, acquisition, consolidation or other similar transaction, and such Third Party, as of the closing date of such transaction, is engaged in the development, marketing, promotion, sale, distribution or commercialization of any Competing Product in the Territory, then:

(A)             if such transaction results in a Change of Control of such Party, then such new Affiliate shall have the right to continue the development, marketing, promotion, sale, distribution or commercialization of such Competing Product in the Territory, such continuation shall not constitute a breach of such Party’s exclusivity obligations set forth above; provided that such new Affiliate conducts such activities for the Competing Product independently of the activities of this Agreement and does not use any Licensor IP in the conduct of such activities for the Competing Product; and

(B)              if such transaction does not result in a Change of Control of such Party, then such Party and its new Affiliate shall have twelve (12) months from the closing date of such transaction to wind down or divest such Competing Product, and its new Affiliate’s development, marketing, promotion, sale, distribution or commercialization of such Competing Product in the Territory during such twelve (12) month period shall not deemed a breach of such Party’s exclusivity obligations set forth above; provided that such new Affiliate conducts such activities for the Competing Product independently of the activities of this Agreement and does not use any Licensor IP in the conduct of such activities for the Competing Product.

2.4              Performance of License in the Territory in Licensee’s Name. Both Parties agree and acknowledge that certain activities as licensed in Article 2.1 may be conducted and performed in the name of Licensee or its Designated Parties; provided however, to the extent permitted by the Applicable Law, the Licensee or its Affiliate (but not Third Party Designated Party) shall hold the Marketing Authorization and other applicable Regulatory Approvals for the Product in the Field in the Territory. If the Applicable Law doesn’t permit Licensee or its Affiliate to hold any Marketing Authorization or Regulatory Approval for the Product in the Field in the Territory, then Licensor (or its designee) shall hold such Marketing Authorization or Regulatory Approval and cooperate with Licensee in any commercially reasonable and lawful arrangements, including by executing written binding documents in an appropriate form as agreed by both Parties, to provide to Licensee the benefit of exploitation of such necessary Marketing Authorization and Regulatory Approvals for Product in the Field in the Territory, in which case Licensor shall be obligated to maintain such Marketing Authorization and Regulatory Approvals at Licensee’s cost and expense throughout the Term of this Agreement. For clarity, nothing herein shall require Licensor to assign or transfer title of any Intellectual Property to Licensee.

Article 3
Governance

3.1              Joint Steering Committee. Within thirty (30) days of the Effective Date, the Parties shall establish a joint steering committee to oversee the performance of the Agreement and the Exclusive Trademark License, which shall consist of two appointees of the Licensor and two appointees of Licensee (the “Steering Committee” or “SC”). The Steering Committee shall be run and act in accordance with the provisions of Exhibit E. Without prejudice to the provisions of Exhibit E the Steering Committee shall act as a forum to discuss and coordinate all aspects of the Development, Manufacture and Commercialization of the Products in the Field in and for the Territory for the purpose of coordinating and maximizing the commercial interests of both Parties and any key decisions and updates on progress in relation thereto will be shared among members of the Steering Committee in accordance with Exhibit E to ensure both Parties are kept up to date on relevant issues. For the avoidance of doubt, except as provided otherwise in this Agreement (including clause (3) in Exhibit E), Licensee shall have the sole and final discretion or decision-making power in relation to Manufacture and Commercialization of the Products in the Field in the Territory, provided that Licensee must exercise its final decision-making power consistent with Licensor’s Global Branding Strategy and strictly in accordance with the terms of the Exclusive Trademark License. For the avoidance of doubt, such discretion or decision-making power shall only apply to the extent that such activity concerns only in the Field in the Territory, and Licensee shall not have the final discretion or decision making power over matters that affects the Development, Manufacture or Commercialization of the Product outside the Territory, or the Development of any indication outside the Field in the Territory (as long as such indication, once approved, will be automatically included in the Field and the rights or benefits granted to Licensee under this License will be accordingly extended to such indication), for which Licensor shall have the final decision making power. Licensor shall have the final decision making authority in relation to the Development of the Product (including the local regulatory strategies or solutions for the Territory) and the Global Branding Strategy for the Product; provided that Licensor’s decision is consistent with the guidance or requirements of local Regulatory Authorities and provides its decision promptly within a period officially requested by the Regulatory Authority or otherwise reasonably requested by Licensee. Licensee may not, and shall procure that its Affiliates and Designated Parties do not, exercise its discretion or final decision making power or perform or conduct any such activity in a manner that has, or is reasonably likely to have, a detrimental impact on the Development, manufacture or Commercialization of the Product outside the Territory or the legal title, right and benefit as enjoyed by the Licensor in the Licensor IP or Products (including Development of any indication outside the Field in the Territory, as long as such indication, once approved, will be automatically included in the Field and the rights or benefits granted to Licensee under this License will be accordingly extended to such indication). The Steering Committee shall continue to exist until the earlier of the Parties mutually agreeing in writing to disband the Steering Committee (either in entirety or with respect to a particular Product or Products) or on termination of this Agreement in its entirety with respect to all Products. On discontinuance of the Steering Committee, but in the event that this Agreement continues in effect, the Steering Committee shall have no further responsibilities under this Agreement and any requirement of a Party to provide information, reports or other materials to the Steering Committee shall be deemed a requirement to provide such information, reports or other materials to the other Party.

Article 4
DEVELOPMENT

4.1              Responsibilities; Diligence; Costs.

(a)               Responsibilities. Licensee will use Commercially Reasonable Efforts, with the assistance and cooperation of Licensor or its Affiliates as provided in this Article 4, to conduct the necessary Development activities to obtain or maintain the applicable Regulatory Approvals in the Field in the Territory for the Product.

(b)              Specific Development Diligence Obligations. Without limiting the generality of the foregoing and subject to the timely fulfillment of Licensor’s coordination obligation set forth in Development Plan (receipt by Licensee of the Required Information and Regulatory Materials filed with the FDA), Licensee shall obtain applicable Regulatory Approval from a competent Regulatory Authority in Mainland China Market (including without limitation NMPA or its successor) to enable the Commercialization of the Product in the Mainland China Market before the fifth (5th) anniversary of the Effective Date. For clarity, in the event that the failure of Licensee to comply with such timeline is caused by reasons that are beyond the control of Licensee such as Force Majeure or the delayed processing by the applicable Regulatory Authority, then such timeline shall be correspondingly extended to reflect and accommodate the delay caused by such reasons.

For further clarity, Licensor shall not invoke Article 4.1(b) to terminate this Agreement for Licensee’s failure to obtain the required Regulatory Approval within the above timeline if (i) the Commercialization of such Product remains legally permitted in Mainland China through the on-line channel; and (ii) Licensee undertakes to comply with the Minimum Annual Royalty Commitment requirement set forth in Section 6.2(b).

(c)               Costs. Licensee shall be responsible for all the costs and expenses in connection with the Development of the Products in the Field in the Territory.

4.2              Development Activities.

(a)               All Development of the Product in the Field in the Territory under this Agreement shall be conducted pursuant to a written development plan (the “Development Plan”), as such Development Plan may be revised from time to time in accordance with this Article 4.2. The Development Plan shall contain in reasonable detail all major Development activities (including all clinical trials) and the timelines for such activities. As of the Effective Date, the Parties have agreed to the initial Development Plan, which is attached hereto as Exhibit B. From time to time, but at least every six (6) months, Licensee shall propose updates or amendments to the Development Plan in consultation with Licensor and submit such proposed updated or amended plan to the SC for review, discussion, and approval. Once approved by the SC, the updated or amended Development Plan shall become effective.

(b)              Licensee shall and shall cause its Designated Parties to, use Commercially Reasonable Efforts to Develop the Product in the Field in the Territory and to apply for, obtain and maintain Regulatory Approvals for the Products in the Field in and for the Territory. Licensee shall regularly (no less than quarterly) submit the progress details of Development in the Field in the Territory to the SC for discussions and Licensor shall provide reasonable advice on the Development for Licensee. Licensee shall take reasonably into account the Licensor’s advice on the Development but in the event of any conflicts between both Parties in respect of the Development, Licensor shall have the sole discretion and final decision-making power to determine the protocol (including any changes thereto) of any clinical trial and pre-clinical studies of the Product in the Field in the Territory, including the determination to suspend or terminate the applicable trials in the case of the Material Adverse Events, subject to the Exhibit E.

4.3              Performance. Licensee shall conduct or cause to be conducted Development activities in the Field in and for the Territory in good scientific manner, and in compliance with all Applicable Laws (including without limitation, all GCP, GLP, GMP and GSP).

4.4              Development Records. Licensee shall maintain complete, current and accurate records of all Development activities in regard to the Products by Licensee and Designated Parties, and all Information resulting from such activities. Such records shall fully and properly reflect all work done and results achieved in the performance of the Development activities in good scientific manner appropriate for regulatory and patent purposes. Licensor shall have the right to review and copy such Development records maintained by Licensee and Designated Parties at reasonable times mutually agreed upon by the Parties and to obtain access to the originals of such records to the extent reasonably necessary for regulatory or patent purposes.

4.5              Development Updates and Reports.

(a)               Licensee shall keep Licensor reasonably informed of its and its Designated Parties’ Development activities with respect to the Product in the Field in the Territory. At each regularly scheduled SC meeting, Licensee shall provide Licensor with a written report of the Development activities performed in the Field in and for the Territory by or on behalf of Licensee since the last SC meeting, including the progress and results of its and its Designated Parties’ work. Such report shall be at a level of detail reasonably agreed by both Parties and sufficient to enable Licensor to determine Licensee’s compliance with its diligence obligations hereunder. In addition, Licensee shall promptly provide written notice to Licensor, through the SC, of any significant Development events for the Product in the Field in the Territory (e.g., clinical trial initiation or completion, clinical holds, and receipt of clinical study reports) and such additional information regarding its Development activities as may be reasonably requested by Licensor from time to time. In addition and without limiting the foregoing, Licensee shall also promptly provide Licensor with copies of all Data and all supporting documentation (e.g. clinical trial protocols, CRFs, analysis plans) generated or developed by or on behalf of Licensee in the Development of the Product.

(b)              Licensor shall provide updates to Licensee, on at least a quarterly basis through the SC or upon the reasonable request of Licensee, regarding significant Development events relating to the Product outside the Territory, provided however, that such updates shall be provided only if such events materially impact Licensee’s ability to Develop the Product or Commercialize the Products in the Field in the Territory in accordance with the terms of this Agreement.

4.6              Licensor Assistance. Throughout the Term, Licensor shall notify Licensee of any new Licensor Know-How that is reasonably necessary for Licensee to Develop the Product or Commercialize the Products in the Field in the Territory in accordance with this Agreement and, at any time that Licensor or Licensee identifies Licensor Know-How not previously provided to Licensee, Licensor shall promptly provide Licensee with copies of such Licensor Know-How. Without limiting the foregoing, in order to assist Licensee in the conduct of clinical studies of the Product in the Field in and for the Territory during the Term, Licensor shall (a) promptly upon Licensee’s request, supply Licensee with Licensor Know-How that is reasonably necessary for Licensee to conduct clinical studies of the Product and not previously provided to Licensee, and (b) promptly after the Effective Date, provide Licensee (or its Designated Party), for use in clinical studies of the Product in the Field, with patient diary developed and used in clinical studies of the Product conducted by Licensor in the English language; and (c) provision of reasonable amount of sample Products and placebo for use in clinical Development (for clarity, excluding Post-Marketing Studies) free of charge; provided that such amount together with the quantity supplied under Article 5.4(a) shall be subject to the Supply Ceiling set forth in Article 7.2(b) and shall not exceed [***] units of Product and [***] units of the placebo during the first five (5) years after the Effective Date and Licensor shall have no obligation to supply such products for free after the fifth anniversary of the Effective Date. Subject to the Supply Ceiling set forth in Article 7.2(b), Licensor shall use Commercially Reasonable Efforts to supply any additional quantity of the Products or placebo for use in Development (for clarity, excluding Post-Marketing Studies) at a price equal to the Cost of Goods if reasonably required by Licensee. Without limiting the foregoing, promptly upon Licensee’s request, Licensor shall provide Licensee with the Required Information (in the English language) requested by Licensee in order to obtain or maintain Regulatory Approvals for the Product in the Field in the Territory; provided, however, that Licensor shall not be obligated to provide the CMC Data to Licensee if such data may be submitted by Licensor to the Regulatory Authorities in the Territory directly. In the event it is not possible for Licensor to submit the CMC Data directly to the Regulatory Authorities, Licensee shall use Commercially Reasonable Efforts to negotiate with the applicable Regulatory Authorities to minimize the CMC Data required to be submitted to the Regulatory Authorities. Licensee shall reimburse Licensor for the pre-agreed cost and expense incurred by Licensor to provide such assistance. For the purpose of this clause, (i) Licensor shall not charge Licensee for any normal occupational activities or behaviors that are supposed to be conducted or performed by its officers, directors, employees or agents in the ordinary business course; and (ii) Licensor shall not be obligated to provide the assistance set forth herein unless the costs and expenses to be reimbursed by Licensee have been mutually agreed upon by the Parties.

Article 5
Regulatory

5.1              Regulatory Responsibilities.

(a)               Subject to the terms and conditions of this Agreement, Licensee shall conduct or cause to be conducted all regulatory activities in the Territory related to the Product in the Field in its own or its Affiliate’s name under the Localization Paradigm or in the name of Licensor under the Importation Paradigm if Licensee or its Affiliate is not allowed to hold the product registration under its name, including the preparation of Regulatory Materials and communications and interactions with Regulatory Authorities in the Territory with respect to the same, for the purpose of securing or maintaining all necessary Regulatory Approvals to import the Products, Develop the Products, Manufacture the Products, or Commercialize the Products in the Field in the Territory. Licensee or its Affiliate shall be responsible for all of the costs and expenses in connection with obtaining and maintaining Regulatory Approvals for Products in the Field in the Territory.

(b)              Licensee shall keep Licensor informed of regulatory developments related to the Products in the Field in the Territory and shall promptly notify Licensor in writing of any decision by any Regulatory Authority in the Territory regarding the Products.

(c)               Licensee shall provide Licensor with draft of all Regulatory Materials relating to the Product in the Field in the Territory a reasonable time prior to submission for review, and shall consider and implement in good faith all reasonable comments received from Licensor. In addition, Licensee shall notify Licensor of any Regulatory Materials submitted to or received from any Regulatory Authority in the Territory and shall provide Licensor with copies thereof within five (5) days after submission or receipt. If any such Regulatory Materials is not in the English language, Licensee shall also provide Licensor with an English translation of Key Regulatory Materials and an English summary of other Regulatory Materials sufficient for Licensor to understand the contents of such Regulatory Materials. For the purpose of this section, Key Regulatory Materials shall mean those materials set forth in Exhibit G. Licensor shall have the right to review and comment on such Regulatory Materials and Licensee shall take such comment into consideration and incorporate such comment when appropriate.

(d)              Licensee shall provide Licensor with reasonable advance notice of any meeting or discussion with any Regulatory Authority (or related advisory committees) in the Territory related to the Product in the Field. Licensee shall lead such meeting or discussion, provided however that Licensor or its designee shall have the right, but not the obligation, to attend and participate in such meeting or discussion. Notwithstanding the foregoing, for key meetings or discussions with Regulatory Authorities related to the Product, Licensor or its designee shall attend such meetings at the cost and expenses of the Licensee if reasonably requested by Licensee. If Licensor is not able to attend such meeting or discussion due to the Force Majeure or other reasons, Licensee shall promptly provide Licensor with a written English summary of such meeting or discussion.

(e)               Licensee shall not submit any Regulatory Materials or seek Regulatory Approvals for the Product outside the Territory or any indication outside the Field in the Territory and shall not communicate with any Regulatory Authority having jurisdiction outside the Territory, unless so ordered by such Regulatory Authority, in which case Licensee shall immediately notify Licensor of such order and cooperate with Licensor to respond to such order.

(f)                Licensee shall be solely responsible for providing additional label to ensure safe use of the Product in each Market in the Territory (including adding label in the local language to promote safe use by patient in such Market), and such label must identify Licensee or its Designated Parties (not Licensor) as contact entity for inquiry or complaint regarding the Product. Licensee shall also include clear marking on the Product’s external and internal package to indicate that such Product is not for re-importation into the USA.

5.2              Rights of Reference. Each Party hereby grants, at no cost, to the other Party and the other Party’s Affiliates and permitted sublicensees the right to use, cross-reference, file or incorporate by reference all Regulatory Materials pertaining to the Product in the Field submitted by or on behalf of such granting Party and all Data Controlled by such granting Party. The receiving Party and its Affiliates may use such rights of reference for the purpose of seeking, obtaining and maintaining Regulatory Approval and Commercializing the Product in the Field in its territory and otherwise performing under this Agreement, including, with respect to Licensee, to support any regulatory filings relating to the Product in the Field in the Territory and in interactions with any Regulatory Authority in connection with Development, Manufacture or Commercialization of the Product in the Field in the Territory, and in the case of Licensor as the receiving Party, also for the purpose of seeking, obtaining and maintaining Regulatory Approval and Commercializing the Product outside the Territory anywhere in the world (collectively, the “Permitted Purposes”). In addition, Licensor hereby grants to Licensee and its Affiliates the right, solely for the Permitted Purposes, to use, cross-reference, file or incorporate by reference all Required Information related to the Product to the extent such Required Information is Controlled by Licensor and its Affiliates.

5.3              Adverse Event Reporting and Safety Data Exchange. Within thirty (30) days after the Effective Date, the Parties (under the guidance of their respective pharmacovigilance departments, or equivalent thereof) shall define and finalize the actions that the Parties shall employ with respect to the Products to protect patients and promote their well-being in a written pharmacovigilance agreement (the “Pharmacovigilance Agreement”). For the avoidance of doubt, Licensor shall be responsible for global pharmacovigilance activities, including maintaining the global safety database for the Products, at Licensor’s expense, and Licensee shall be responsible for local pharmacovigilance activities in the Field in the Territory at Licensee’s expense. Furthermore, Licensee will bear all costs of post-marketing surveillance for the Products required by Applicable Laws in the Territory. To the extent required under and in accordance with the Pharmacovigilance Agreement, Licensee shall also be responsible for reporting adverse events and safety data related to the Products to Licensor for inclusion in the global safety database and Licensor shall provide Licensee access to the global safety database to the extent required for Licensee to comply with its pharmacovigilance obligations in the Territory. Each Party hereby agrees to comply with its respective obligations under the Pharmacovigilance Agreement and to cause its Affiliates to comply with such obligations.

5.4              Licensor’s Assistance. As reasonably required by Licensee, Licensor shall (a) provide a reasonable quantity of reference and retention samples as required by Licensee for use in clinical Development (for clarity, excluding Post-Marketing Studies) free of charge; provided that such amount together with the quantity supplied under Article 4.6(c) shall be subject to the Supply Ceiling set forth in Article 7.2 and shall not exceed [***] units during the first five (5) years after the Effective Date and Licensor shall have no obligation to supply Products for free after the fifth anniversary of the Effective Date; (b) provide assistance and support to prepare for any meeting or teleconference with Regulatory Authorities (or related advisory committees) in the Territory at Licensee’s cost and expense; (c) provide Licensee with reasonable and necessary assistance in furtherance of the Commercialization of Product in the Field in the Territory, including discussion and recommendations for the regulatory strategies and plans with respect to the Products in the Field in the Territory, and preparation and execution of applicable letters of certification or authorizations that will facilitate or enable Licensee or its Affiliate for regulatory purpose in the Field in the Territory. Licensee shall reimburse Licensor for the pre-agreed cost and expense incurred by Licensor to provide such assistance. For the purpose of this clause, (i) Licensor shall not charge Licensee for any normal occupational activities or behaviors that are supposed to be conducted or performed by its officers, directors, employees or agents in the ordinary business course; and (ii) Licensor shall not be obligated to provide the assistance set forth herein unless the costs and expenses to be reimbursed by Licensee have been mutually agreed upon by the Parties.

5.5              Availability for On-site Inspection. Once the Regulatory Authority in the Territory (such as NMPA) requests for an on-site inspection on the Regulatory Materials and Required Information Controlled by the Licensor, Licensee will notify Licensor in advance and Licensor shall use Commercially Reasonable Efforts to coordinate with Licensee in preparing for such official on-site inspection, including allowing Licensee to carry out a preparatory inspection, and ensuring the Regulatory Materials and Required Information be kept properly and made available to such official on-site inspection.

5.6              Audits and Inspection of Licensee. Upon reasonable notification, Licensor shall be entitled to conduct an audit of the regulatory and compliance systems, procedures and practices of Licensee and Designated Parties relating to the Development, Manufacture and Commercialization of the Product in the Field in the Territory. In addition, Licensee shall promptly notify Licensor of any inspections relating to the Development, Manufacture and/or Commercialization of the Product by any Regulatory Authority in the Territory, including the NMPA, of which it becomes aware. Unless prohibited by Applicable Laws, Licensee shall permit Licensor’s representative to observe such inspection. Licensee shall also provide Licensor with copies of all correspondences submitted to or received from the Regulatory Authority relating to such inspection.

Article 6
Commercialization

6.1              Overview. Subject to the terms and conditions of this Agreement and the Exclusive Trademark License, Licensee will have the right to Commercialize the Products in the Field in the Territory through itself or Designated Parties, with full control and discretion over all aspects of the Commercialization of Products in the Field in the Territory in compliance with the Global Brand Strategy and Applicable Laws, including with respect to each Product in the Field: (a) developing and executing a commercial launch, (b) negotiating with applicable Governmental Authorities regarding product pricing and reimbursement status of the Products; (c) marketing, advertising, promotion, tendering, bidding and hospital listing; (d) booking sales, distribution and performance of related services; (e) handling all aspects of order processing, invoicing and collection, inventory and receivables; (f) determining pricing and terms of sale of Products; (g) providing customer support, including handling medical queries, and performing other related functions; and (h) conforming its practices and procedures to Applicable Laws relating to the marketing, detailing and promotion of the Products in the Field in the Territory. Licensee shall bear all of the costs and expenses incurred in connection with such Commercialization activities.

6.2              Commercial Diligence.

(a)               Licensee will use Commercially Reasonable Efforts to Commercialize the Product in the Field in each Market in the Territory.

(b)              Without limiting the generality of the foregoing, Licensee shall comply with the Minimum Annual Royalty Commitment as set forth below for the period commencing on January 1, 2022 and ending on the expiration date of this Agreement (“Minimum Annual Royalty Term”); provided that both Parties shall renegotiate in good faith to reasonably adjust the applicable Minimum Annual Royalty rate if any Material Adverse Event on the Commercialization of Product occurs after the expiration of the last valid claim of patents covering the Products in the Territory. Both Parties shall, within thirty (30) days after the end of any Calendar Year during the Minimum Annual Royalty Term, confirm and reconcile the total annual royalty payment paid or payable to Licensor based on the actual annual Net Sales of the Product (“Actual Annual Royalty”) and compare it against the Minimum Annual Royalty Commitment of such Calendar Year (being a “Surplus” in case of a positive balance and a “Deficit” in case of a negative figure). A Surplus of any Calendar Year may be carried forward to cover the Deficit occurred in the following two (2) Calendar Year until the amount of the Surplus of such Calendar Year is exhausted in so doing. If there turns out to be a Deficit in any given Calendar Year, then (i) Licensee may first avail itself of the available Surplus attributed to the Calendar Year before the immediately preceding Calendar Year (if any) to cover such Deficit (until such Surplus is fully reduced to zero); and (ii) if the available Surplus attributed to the Calendar Year before the immediately preceding Calendar Year is insufficient to cover such Deficit or the Calendar Year before the immediately preceding Calendar Year is a year of Deficit, then Licensee may further avail itself of the Surplus attributed to the immediately preceding Calendar Year to cover such Deficit. If the Deficit for a Calendar Year is not fully offset to zero through the steps as mentioned above in the (i) and (ii), then the balance amount of Deficit is a “Loss”. If there has been a Loss for two (2) consecutive Calendar Years during the Minimum Annual Royalty Term and Licensee fails to make up the Loss within thirty (30) Business Days upon receipt of a notice from Licensor to cure such breach, then Licensor will have a right to terminate this Agreement in whole.

Territory	Minimum Annual Royalty Commitment
Taking all Markets into account	2022: [***]
2023: [***]
2024: [***]
2025 and each Calendar Year thereafter: [***]

[Examples for Reference]

Calendar Year	Actual Annual Royalty	MARC	Deficit	Surplus of the Year	Surplus Balance	Loss
2022	[***]	[***]	[***]	[***]	[***]	[***]
2023	[***]	[***]	[***]	[***]	[***]	[***]
2024	[***]	[***]	[***]	[***]	[***]	[***]
2025	[***]	[***]	[***]	[***]	[***]	[***]
2026	[***]	[***]	[***]	[***]	[***]	[***]
2027	[***]	[***]	[***]	[***]	[***]	[***]
[***]

6.3              Commercialization Plan. All Commercialization of the Product in the Field in the Territory under this Agreement shall be conducted pursuant to a written commercialization plan that complies with the terms of the Exclusive Trademark License, the Global Brand Strategy, and the Brand Guidelines (the “Commercialization Plan”), as such Commercialization Plan may be revised from time to time in accordance with this Article 6.3. The Commercialization Plan shall contain in reasonable detail all major Commercialization activities planned for the Product in the Territory and the timelines for such activities. Within thirty (30) days after the Effective Date, Licensee shall deliver an initial Commercialization Plan to the SC for review and discussion. Thereafter, from time to time, but at least every six (6) months, Licensee shall propose updates or amendments to the Commercialization Plan in consultation with Licensor to reflect changes in its Commercialization plan, including those in response to changes in the marketplace, relative success of the Licensed Product, and other relevant factors influencing such plan and activities, and submit such proposed updated or amended plan to the SC for review and discussion before adopting such update or amendment.

6.4              Sales Channel.

(a)               Subject to compliance with the terms of this Agreement, the Exclusive Trademark License, the Global Brand Strategy, and the Brand Guidelines, Licensee may Commercialize the Products in the Field in the Territory through either the online or offline sales channels. Specifically, (i) with respect to the online channels, Licensee may either, (A) sell to the End Customers in the Territory the Finished Products imported from Licensor via its self-owned virtual online stores or sub-licensed third-party online stores on the designated cross-border E-commerce Platforms; or (B) sell to the End Customers in the Territory the self-manufactured Finished Products via its self-owned virtual online stores or sub-licensed third-party online stores on the designated domestic E-commerce Platforms; and (ii) with respect to the offline channels, Licensee may elect either to import the Finished Products from Licensor, or self-Manufacture (only using the Bulk Product supplied by Licensor) the Products to meet the Commercialization demands from the offline sales channels.

(b)              In order to prevent the re-sale or export the Product by End Customers to a country or region outside the Territory (such as United States) (“Parallel Imports”), Licensee shall, upon becoming aware of such instance, work with Licensor and E-Commerce Platforms to implement a technically feasible solution to curb or block the Parallel Imports, including without limitation (i) to impose reasonable restrictions on the electronic ordering on the E-Commerce Platforms (such as making any ex-Territory address an invalid delivery address in the ordering system), (ii) to keep through itself and its Designated Parties accurate and complete records of the name, address, email, quantity of each individual order in an auditable format available for review by Licensor upon reasonable request, (iii) to reasonably price the Product directed for sale towards the End Customers in the Mainland China Market on the designated cross-border E-Commerce Platforms, after taking into account the lowest then-applicable price of the Product in the United States, EU and other major markets , and (iv) to limit the sale of the Product in the Territory (whether through online or offline channels) per order per person to no more than a fixed amount to be agreed by the Parties in good faith (or determined by arbitration pursuant to Section 14.2 if the Parties are unable to agree); provided that in each case, (A) such measures are permitted by Applicable Law and (if applicable) the rules of E-Commerce Platforms; and (B) Licensor has the final decision right to refuse, or require Licensee to adopt, any specific measures to cope with the Parallel Imports in case of failure to reach an agreement through the SC.

(c)               Notwithstanding the measures adopted by Licensee to prevent Parallel Imports, if, during any twelve (12) month period, the volume of Parallel Import reaches or exceeds [***] of the volume of the Product supplied by Licensor to Licensee or its Affiliates under this Agreement (subject to determination by arbitration pursuant to Section 14.2 if the Parties are unable to agree), then Licensor shall have the right to notify Licensee and invoice Licensee for a payment of the lesser of [***] for each Supply Unit (4-week) that is identified as Parallel Imports. Upon receipt of such notice and invoice, Licensee shall (i) pay the amount invoiced within thirty (30) days after receipt of such invoice; and (ii) take all necessary action to reduce the volume of Parallel Import to less than five percent (5%) within one hundred eighty (180) days after recipe of such notice. If Licensee fails to make such payment or reduce the volume of Parallel Import within the applicable time period, then such failure shall be deemed an uncured material breach of this Agreement by Licensee, and Licensor may terminate this Agreement as a whole immediately upon written notice to Licensee under Article 13.2.

(d)              Licensee shall be solely responsible for ensuring that all sales of the Product by Licensee or Designated Parties are made in compliance with all Applicable Laws. Licensee shall keep Licensor informed on any regulatory actions taken or any circulars or notices issued by Regulatory Authorities with respect to sales of medical devices or pharmaceutical products via cross border E-Commerce Platforms, including any notice, action and interaction with any Governmental Authority regarding the sales of the Product by Licensee or Designated Parties via cross border E-Commerce Platform. If any Governmental Authority issues any order or takes any other action to stop the cross border sale of the Product, or if, in any one calendar month, there are more than three (3) seizures of the Product sold through cross border E-Commerce Platform by any Governmental Authority, Licensee shall promptly notify Licensor. As used herein “cross border E-Commerce Platform” means an E-Commerce Platform that is hosted, operated or based in one Market in the Territory and sells the Product to End User in another Market in the Territory.

6.5              Bidding. Licensee shall be responsible and have full decision-making power for conducting bidding activities for all Products in the Field in the Territory in its own or its Affiliate’s name. Licensee shall keep Licensor informed (through the SC) of any material issues concerning bidding process for all Products in the Field in the Territory, including updates of any discussion and correspondence with any Regulatory Authority with respect thereto. Licensee shall reasonably consider Licensor’s comments with respect to Licensee’s or its Affiliate’s bidding activities for all Products in the Field in the Territory and shall promptly notify Licensor of bidding result for all Products in the Field in the Territory. To facilitate the performance of bidding activities by Licensee in the Field in the Territory, at Licensee’s request and expense, Licensor shall provide reasonable assistance, including executing applicable letter of certification, authorization or other documents in an appropriate form as mutually agreed by the Parties.

6.6              Licensor’s assistance. As reasonably required by Licensee or the Regulatory Authority, Licensor shall prepare and execute applicable letters of certification or authorizations that will facilitate or enable Licensee or its Affiliate for the purpose to Develop, Manufacture or Commercialize the Product in the Field in the Territory. Licensee shall reimburse Licensor for the pre-agreed cost and expense incurred by Licensor to provide such assistance.

6.7              Commercialization Reports. Licensee shall keep Licensor reasonably informed of its and its Designated Parties’ Commercialization activities with respect to the Product in the Field in the Territory. At each regularly scheduled SC meeting, Licensee shall provide Licensor with a written report regarding the Commercialization activities with respect to the Product in the Field in the Territory conducted since last SC meeting. Each such report shall be in a form reasonably requested by Licensor and shall summarize Licensee’s and its Designated Parties’ significant Commercialization activities with respect to the Product in the Field in the Territory, covering subject matter at a level of detail reasonably required by Licensor and sufficient to enable Licensor to determine Licensee’s compliance with its diligence obligations hereunder and compliance with the Global Brand Strategy and the Brand Guidelines. In addition, Licensee shall make available to Licensor such additional information about its Commercialization activities as may be reasonably requested by Licensor from time to time.

6.8              Coordination of Commercialization Activities. The Parties recognize that they may benefit from the coordination of certain activities in support of the Commercialization of the Product in and outside the Territory. As such, the Parties shall coordinate such activities where appropriate, which may include scientific and medical communication and product positioning and Licensor’s Global Brand Strategy.

6.9              Minimum Advertised Price Policy. Licensee acknowledges that Licensor has made substantial investment in promoting the Product and the PLENITY™ brand. Licensee hereby agrees to use Commercially Reasonable efforts to maintain and enhance the premium brand image of the Product. Without limiting the generality of the foregoing, Licensee acknowledges that Licensor has implemented a Minimum Advertised Pricing Policy (the “MAP Policy”) and acknowledges that Licensor may terminate Licensee for failure to comply with the MAP Policy in accordance with the terms of the Map Policy. Notwithstanding the foregoing, it is understood by the Parties that the implementation of the MAP Policy shall not limit Licensee’s freedom to determine the actual resale price of the Product in the Territory.

Article 7
MANUFACTURE AND SUPPLY

7.1              Supply Model. Licensee shall have the sole discretion and right to select to either or both of (i) Importation Paradigm, or (ii) Localization Paradigm to satisfy the supply demands of the Products in the Field in and for the Territory.

(a)               In case of the Importation Paradigm, Licensee shall or shall cause its Affiliate to, purchase the Finished Products from the Licensor and the Licensor shall supply the Finished Products at a price equal to a [***] margin above the actual Cost of Goods of such Finished Product.

(b)              In case of the Localization Paradigm, Licensor shall or shall cause its Affiliates or contractors to supply the Bulk Products to Licensee or its Affiliate for Manufacturing the Finished Products for Commercialization in the Field in the Territory. Such Bulk Products shall be supplied at a price equal to a [***] margin above the actual Cost of Goods of such Bulk Products. Licensee shall Manufacture the Finished Product only in accordance with the specifications (including with respect to dosage, dosage form, presentation, and instruction for use) provided by Licensor.

(c)               The applicable supply price of Finished Products or Bulk Products, as the case may be, shall be individually or collectively referred to as “Supply Price” and the actual Cost of Goods thereof shall be disclosed to Licensee and subject to Licensee’s right to audit pursuant to Article 8.8. The Cost of Goods of the Products as of the Effective Date is set forth in Exhibit H and may be updated on an annual basis by Licensor via the meeting of SC (for clarity, update to the Cost of Goods shall, without prejudice to the audit right of Licensee as stated in Section 8.8, be reviewed but not subject to approval by SC). It is agreed and acknowledged that the Costs of Goods updated by Licensor shall be no less favorable than the corresponding reference cost during the period from October of 2020 to the end of 2022 (for Finished Products as indicated in the Exhibit H). Notwithstanding the foregoing, beginning as of January 2022 the Costs of Goods as set forth in Exhibit H shall be further adjusted in response to actual and auditable changes in the costs of producing Products according to this Agreement. Gelesis shall use Commercially Reasonable Efforts to reduce Cost of Goods during the Term of this Agreement. Such Supply Price shall become due and payable within thirty (30) days after receipt of the applicable Finished Products or Bulk Products by Licensee.

(d)              Under the Localization Paradigm, upon Licensee’s request, Licensor shall provide Licensee with one (1) Manufacturing technology transfer (whether to Licensee or its Affiliate) in order for Licensee (or its Affiliate) to Manufacture the Finished Product using the Bulk Product supplied by Licensor. In connection with such Manufacturing technology transfer, Licensor shall use Commercially Reasonable Efforts to perform all the necessary activities and provide all necessary assistance and resource as required by the NMPA or other applicable Regulatory Authority, including the technical assistance and on-site personal support for building up the production line and Manufacturing of the Finished Products in compliance with applicable GMP until the First Commercial Sale of Finished Products Manufactured by Licensee (or its Affiliate) in the Territory, together with all relevant Regulatory Approvals, Licensor Know-how, records, documentations and information duly transferred to Licensee (or its Affiliate) within agreed period. Licensee shall reimburse Licensor for the pre-agreed cost and expense incurred by Licensor to provide such assistance requested by Licensee in connection with the Manufacturing technology transfer. For the purpose of this clause, (i) Licensor shall not charge Licensee for any normal occupational activities or behaviors that are supposed to be conducted or performed by its officers, directors, employees or agents in the ordinary business course; and (ii) Licensor shall not be obligated to provide the assistance set forth herein unless the costs and expenses to be reimbursed by Licensee have been mutually agreed upon by the Parties. For clarity, the Manufacturing technology transfer shall not cover the manufacture of the Bulk Product, and Licensee shall not have the right to manufacture the Bulk Product.

7.2              Ordering of Products

(a)               Forecast. Promptly after the Effective Date, the Parties shall discuss in good faith Licensee’s anticipated requirement for the Products in the Territory. No later than January 1, 2021, Licensee shall or shall cause its Affiliate to submit to Licensor a good faith monthly rolling forecast (the “Rolling Forecast”) of the quantities of the Finished Product (under the Importation Paradigm) and/or Bulk Products (under the Localization Paradigm) that Licensee (or its Affiliate) will purchase from Licensor for the next twenty four (24) months. Thereafter, the Parties shall discuss in good faith, and Licensee shall update, the Rolling Forecast on a monthly basis no later than ten (10) Business Days before the beginning of the next calendar month. Of the twenty four (24) month Rolling Forecast, Licensee shall be obliged to issue, or cause its Affiliate to issue, firm purchase orders for the first three (3) months’ forecast (the “Binding Forecast”), while the forecast for the remaining twenty one (21) months shall be non-binding forecast; provided that when a particular month enters into the Binding Forecast (i.e., becomes the third month in the Rolling Forecast), the quantities forecasted for such month shall be no more than one hundred fifteen percent (115%) and no less than eighty five percent (85%) of the quantities forecasted for such month when such month is the seventh (7th) month of the Rolling Forecast. Licensor agrees that it shall use Commercially Reasonable Efforts to supply the quantities set forth in the Binding Forecast of the relevant Products or Bulk Products; provided however that Licensor shall not be obligated to supply any Product to Licensee prior to October 1, 2020.

(b)              Supply Ceiling. Notwithstanding anything to the contrary in this Agreement, for any calendar month, Licensor shall not be obligated to supply to Licensee more Products than the quantity agreed to by the Parties as follows (the “Supply Ceiling”). Beginning the first Calendar Quarter of 2021 and continuing on a quarterly basis thereafter, the Parties shall discuss and mutually agree to update a Supply Ceiling forecast for the next twenty-four (24) months (the “Supply Ceiling Forecast”).  The first twelve (12) months of a Supply Ceiling Forecast shall be considered fixed to enable Licensor to manage its production planning process. The initial Supply Ceiling Forecast is set forth in Exhibit F (INITIAL SUPPLY CEILING FORECAST). In the event the Parties are unable to agree on the Supply Ceiling for any month, then the Supply Ceiling for the last month that the Parties have previously agreed (if there is no such agreement then as set forth in the Initial Supply Ceiling Forecast (as may be updated from time to time by mutual agreement) or March 2023 following expiry of the Initial Supply Ceiling Forecast) shall continue to apply. For clarity, Licensor shall guarantee the supply capacity of the Product as long as the quantity ordered by Licensee (or its designated Affiliate) in accordance with this Agreement falls within the Supply Ceiling.

(c)               Contents of Purchase Orders. Licensee shall, by itself or through its Affiliate, deliver to Licensor purchase orders (each, a “Purchase Order”) for Licensee’s demand of the volumes of the Finished Products (under the Importation Paradigm) or Bulk Products (under the Localization Paradigm), which shall be consistent with the Binding Forecast. Each Purchase Order shall be in the form mutually agreed between the Parties from time to time, and shall specify (i) the specifications, quantities and types (per SKU) of the Product or Bulk Product ordered, (ii) shipping instructions and destination(s), (iii) sales channels to which the ordered Finished Products supply (in case of Importation Paradigm) and (iv) the delivery date. In the event that any term or condition of a Purchase Order that is different from, or contrary to, the terms and conditions of this Agreement, the terms and conditions of this Agreement shall prevail.

(d)              Confirmation of Purchase Orders. Licensee shall issue or cause to be issued each Purchase Order to Licensor not less than three (3) months prior to the delivery date identified in the Purchase Order or such other shorter time period as mutually agreed to between the Parties in writing. Licensor shall confirm to Licensee or its Affiliate whether Licensor can accept the Purchase Orders (or any portion thereof) within five (5) Business Days after receipt of such Purchase Order. Upon acceptance by Licensor, the Purchase Order shall become binding on both Parties.

7.3              Delivery of Products.

(a)               Delivery against Purchase Orders. Licensor shall be obliged to supply the ordered Finished Products (under the Importation Paradigm) or Bulk Products (under the Localization Paradigm) on or before the delivery date as per the Purchase Order accepted by Licensor. The Product shall be delivered in Licensor’s standard packing and as per labelling requirements reasonably instructed in advance by Licensee. Should Licensor for any reason be unable or expect that it will be unable to deliver the Products as per the delivery schedule set forth in the given Purchase Order, Licensor shall inform Licensee (or its Affiliate) of such delay in delivery at least fifteen (15) days in advance of delivery date. If such delay in Delivery is solely attributable to Licensor, Licensee shall be entitle to a reduction in the Supply Price as the sole remedy for the claim of such Delivery delay as below: for every full week of delay beyond the thirtieth (30th) day after the Delivery date as set forth in the applicable purchase order accepted by Licensor until the date of actual Delivery, the Supply Price for such delayed Product shall be reduced by five percent (5%), up to a total reduction of no more than fifty percent (50%). For the avoidance of doubt, Licensor shall not be liable for such delay damages if the delay is caused by reasons that are beyond the control of Licensor such as Force Majeure or Licensee’s failure to perform its obligations under (b) below.

(b)              Incoterm. The ordered Finished Products or Bulk Products under this Agreement shall be delivered FCA, Licensor’s designated facility (Incoterms 2020) basis (“Delivered” and each a Delivery”), it being understood that Licensee shall at its own cost arrange for its designated forwarder to take delivery of the Product and undertake the exportation formalities of the Products from the country of designated facility on behalf of Licensor, while Licensor shall provide authorization letter and documents as necessary for Licensee or its designated forwarder to complete the exportation custom clearance. The title and risk of loss with respect to the Products shall transfer to Licensee upon Delivery.

(c)               Formalities. Licensee shall be responsible for obtaining from the Governmental Authorities all applicable licenses, permits, approvals necessary for exporting, transporting and importing the Finished Products or Bulk Products ordered under this Agreement into the Territory, and Licensor shall, as reasonably required by Licensee in advance, also timely provide Licensee with the necessary documents and assistances for facilitating the process of exporting, transportation and importation of the Products into the Territory, at Licensee’s cost and expense.

(d)              Remaining Shelf Life. Licensor shall ensure that the Product delivered to Licensee (or its designated Affiliate) will have a minimum remaining shelf-life of eighty percent (80%) of the label claim of the Product at the date of delivery, provided the desired delivery quantity shall not be less than five hundred (500) Supply Units (4-week).

7.4              Inspection, Acceptance and Return of Products

(a)               Incoming Inspection. Licensee shall, within fifteen (15) days of delivery of the Finished Product (under the Importation Paradigm) or Bulk Products (under the Localization Paradigm), cause its Affiliate to conduct incoming inspection and analysis of the ordered Finished Products or Bulk Products to confirm if they conforms to the specifications or have any visible defects, and send a written notice (“Rejection Notice”) to Licensor should it determine that the ordered Finished Products or Bulk Products do not conform to the specifications or have any visible defects, along with a copy of its analysis report. If Licensor accepts the Rejection Notice, it shall, at its option, (i) replace the non-conforming Finished Products or Bulk Products without any charges to Licensee or its Affiliate as applicable within three (3) months from the date of acceptance of Rejection Notice by Licensor or (ii) reduce the invoicing amount to Licensee or its Affiliate as applicable or return the amount paid by Licensee or its Affiliate for the non-conforming Finished Product or Bulk Products. Licensee or its Affiliate shall destroy (at the cost of Licensor) or return (to the extent permitted by the Applicable Law) the non-conforming Finished Products or Bulk Products as may be notified by Licensor. In the event of returning non-conforming Finished Products or Bulk Products, Licensor shall reimburse freight charges to Licensee or its Affiliate.

(b)              Disagreement with the Inspection Results. In the event Licensor does not accept the Rejection Notice, Licensor shall promptly notify Licensee and the Parties shall discuss and review each Party’s analysis and testing of the relevant Product. If the Parties are unable to agree whether a particular Product is non-confirming Product, Licensee shall submit the sample retained by itself or its Affiliate to an independent and competent inspection institution mutually agreed by the Parties (unless mandatorily designated by Applicable Law or Regulatory Authority), whose adjudication as to whether the Product conforms to the specifications or not shall be final and binding on the Parties. The expenses incurred for such independent competent institution determination shall be borne by the Party against whom the findings are made. If the said institution finds the Product does not conform to the specifications, Licensor shall, at Licensor’s option, (i) replace the same without any charges to Licensee or its Affiliate within three (3) months from the date of report by the institution or (ii) reduce the invoicing amount to Licensee or its Affiliate or return the amount paid by Licensee or its Affiliate for the non-conforming Products. Licensee or its Affiliate shall destroy (at the cost of Licensor) or return (to the extent permitted by the Applicable Law) the non-conforming Products as may be notified by Licensor. In the event of returning non-conforming Product, Licensor shall reimburse freight charges to Licensee or its Affiliate.

7.5              Recall.

(a)               Regardless of whether the Product is sold under the Importation Paradigm or the Localization Paradigm, Licensee shall pursuant to consultations with Licensor, and at Licensee’s own expense recall the Products in the Field within the Territory, if any of the below circumstances occurs.

●	there are convincing evidencing substantiating the Products have unforeseeable and unacceptable safety risks;

●	Regulatory Authority expressly requests the cessation of the sale or recall of Products in the Territory;

●	Other circumstances of recalls as required under the Applicable Laws and Regulations.

(b)              Compliance with Recall Requirements. Licensee warrants that: (i) it will implement and complete the recall of the Products within the Territory by the statutory deadline and in strict compliance with all Applicable Laws; and (ii) it shall perform in full coordination with the other Party, including timely sharing and providing feedbacks of recall information, controlling and recovering Products with potential safety hazards.

(c)               Joint Statement with respect to Recall. Following the decision to implement a Product recall in the Field in the Territory, the Parties shall mutually agree on a prepared statement for use in response to any inquiries regarding such recall.

(d)              Cost. The costs and expenses of the Product recalls in the Field in the Territory shall be assumed by Licensee unless the recall is caused by the quality of the Finished Product (under the Importation Paradigm) or Bulk Product (under the Localization Paradigm) existing at the time of Delivery or safety issue existing at the time of Delivery (but excluding safety issues caused by the promotion or marketing of the Product by Licensee or its Designed Parties beyond the scope of Regulatory Approval or otherwise not in compliance with Applicable Laws, in which case the cost and expense of the recall shall be borne solely by Licensee) of the Product then in such case the cost and expense of the recall shall be borne by Licensor.

Article 8
FINANCIAL TERMS

8.1              Upfront Payment. As consideration for the rights and licenses granted by Licensor to Licensee under this Agreement, Licensee shall pay Licensor an one time, non-refundable and non-creditable upfront fee of USD Fifteen (15) Million within five (5) Business Days after the execution of this Agreement and receipt of the given Invoice.

8.2              Invoices. For the convenience of payment in this Article 8, any payment to be made by Licensee shall be accompanied with an invoice from Licensor, in a form as reasonably required by Licensee.

8.3              Milestone Payments.

(a)               Regulatory Approval Milestone Payments. Licensee shall pay to Licensor the one-time, non-refundable and non-creditable milestone payment of USD five (5) million within thirty (30) days after the earlier of (i) the approval of the Marketing Authorization Application of the Product by NMPA and (ii) fifth (5th) anniversary of the Effective Date. Licensee will promptly notify Licensor of the approval of the Marketing Authorization Application of the Product by NMPA.

(b)              Sales Milestone Payments. Licensee shall pay to Licensor the one-time, non-refundable, non-creditable sales milestone payments set forth below, in each case within thirty (30) days after the end of the Calendar Year during which the aggregated Net Sales of all Products in the Territory twelve (12)-month period first reach the values indicated below. Licensee shall provide a report at the time of each such payment which shows the calculation of aggregated Net Sales of all Products in the Territory for the applicable Calendar Year.

Milestone Event	Milestone Payment
Aggregate Net Sales of all Products in the Territory in a single Calendar Year for the first time equals or exceeds: [***]	[***]
Aggregate Net Sales of all Products in the Territory in a single Calendar Year for the first time equals or exceeds: [***]	[***]
Aggregate Net Sales of all Products in the Territory in a single Calendar Year for the first time equals or exceeds: [***]	[***]
Aggregate Net Sales of all Products in the Territory in a single Calendar Year for the first time equals or exceeds: [***]	[***]
Aggregate Net Sales of all Products in the Territory in a single Calendar Year for the first time equals or exceeds: [***]	[***]
Aggregate Net Sales of all Products in the Territory in a single Calendar Year for the first time equals or exceeds: [***]	[***]

(c)               One Time Payment. Each milestone payment in this Article 8.3 shall be payable only once, in connection with the first achievement of the applicable Milestone Event and no additional milestone payments will be due on account of subsequent achievements of any Milestone Event. For clarity, the milestone payments in Article 8.3(b) are additive such that if multiple milestone events specified above are achieved in the same Calendar Year, then the milestone payments for all such milestone events shall be payable within thirty (30) days after the end of such Calendar Year.

8.4              Royalty Payments. Licensee shall pay Licensor royalties on Net Sales of all Products in the Territory for each Calendar Year during the Term, which shall be calculated by multiplying the Net Sales of such Products during each such Calendar Year by eleven percent (11%). This Section 8.4 is intended to provide for payments to Licensor equal to eleven percent (11%) of Net Sales for the entire Term of this Agreement but both Parties shall renegotiate in good faith to reasonably adjust the applicable Royalty rate if any Material Adverse Event on the Commercialization of Product occurs after the expiration of the last valid claim of patents covering the Products in the Territory. In establishing this payment structure, the Parties recognize, and Licensee acknowledges, the substantial value of the various actions and investments undertaken by Licensor prior to the Effective Date and that Licensor will undertake under this Agreement, and that the value of the Licensor IP licensed to Licensee hereunder resides substantially in Licensor Know-How. As a result, the Parties attribute such value to Licensor’s leading proprietary knowledge in the subject matter, including trade secrets, preclinical and clinical data pertaining to the Product, and regulatory filings made by Licensor prior to the Effective Date, in each case created or generated by Licensor through the expenditure of significant resources and as a result of Licensor’s unique innovative capabilities. The Parties agree that, because Licensor is not separately compensated under this Agreement for such additional benefits, the royalty rate set forth above is appropriate for the entire Term of this Agreement. The Parties have agreed to the payment structure set forth herein as a convenient and fair mechanism for both Parties in order to compensate Licensor for these additional benefits as part of the overall consideration for Licensor to enter into this Agreement.

8.5              Reports; Payment. Within thirty (30) days after the end of each Calendar Quarter commencing with the first Calendar Quarter in which there is any sale of the Product anywhere in the Territory, Licensee shall, on a Market-by-Market basis, provide Licensor with a report (a “Royalty Report”) setting forth (a) the quantity and description of the Product sold in each sales transaction the Territory during the Calendar Quarter, (b) the calculation of the Net Sales and Per Unit Price of the Product sold in each sales transaction in the Territory (including all relevant deductions from invoiced amounts made in the calculation of Net Sales in accordance with the definition of Net Sales), (c) the exchange rates used to calculate the royalties payable, (d) whether any sales milestone in Article 8.3(b) is reached, and (e) the milestone payments and royalties due hereunder. Concurrent with the delivery of such Royalty Report, Licensee shall pay Licensor the milestone and royalty payments due and payable under this Agreement for such Calendar Quarter. The information contained in each Royalty Report shall be the Confidential Information of Licensee.

8.6              Payment Method; Foreign Exchange. All payments due to Licensor hereunder shall be made in US Dollars by wire transfer of immediately available funds into an account designated by Licensor. For purposes of making sales milestone and royalty payments due under this Agreement, Licensee shall convert Net Sales at the rate of exchange equal to the average of the daily foreign exchange rates published in the Wall Street Journal, for the Calendar Quarter in which such payments occurred, or for periods less than a Calendar Quarter, the average of the daily rates published in the Wall Street Journal, for the applicable period. If Licensor does not receive payment of any sum due to it on or before the due date therefor, simple interest shall thereafter accrue on the sum due to Licensor from the due date until the date of payment at a per-annum rate of twelve percent (12%) or the maximum rate allowable by Applicable Law, whichever is less.

8.7              Books and Records. Licensee shall keep, and shall require its Designated Parties to keep, accurate books and accounts of record in connection with its sales of Products in sufficient detail to permit verification of Licensee’s milestone and royalty payments due under this Agreement, and shall maintain such records for a period of three (3) years from the end of the Calendar Year in which sales occurred or a longer period as required under Applicable Laws. Licensor shall keep, and shall require its Affiliates to keep, accurate books and accounts of record in connection with manufacture of Products in sufficient detail to permit verification of Cost of Goods for the Products supplied to Licensee hereunder, and shall maintain such records for a period of three (3) years from the end of the Calendar Year in which Product (as applicable) was manufactured or a longer period as required under Applicable Laws.

8.8              Audit Rights. Each Party, through an independent, internationally recognized certified public accountant reasonably acceptable to the other Party, shall have the right to access and audit the other Party’s (including its Affiliates’ and Designated Parties’, as applicable) relevant books and records kept in accordance with Article 8.7 for the sole purpose of (a) with respect to Licensor’s right to audit, verifying Licensee’s milestone and royalty payments to Licensor due under this Agreement and the calculation of Net Sales upon which such milestone and royalty payments are calculated, and (b) with respect to Licensee’s right to audit, if applicable, verifying the cost as the basis of Supply Price charged by Licensor pursuant to Article 7.1; such access shall be conducted after reasonable prior notice by the auditing Party to the audited Party during the audited Party’s ordinary business hours, shall not be more frequent than once during any Calendar Year. Such accountant shall execute a confidentiality agreement with the audited Party in customary form and shall only disclose to the auditing Party whether, in the case of Licensor as the auditing Party, Licensee paid Licensor the correct milestone and royalty payments due under this Agreement during the audit period and, in the case of Licensee as the auditing Party, Licensor charged the correct Supply Price based on the applicable COGS during the audit period and if not, any information necessary to explain the source of the discrepancy. If such audit determines that Licensee underpaid any amount properly due and such determination is not subject to a good faith dispute, then Licensee shall promptly pay Licensor an amount equal to such underpayment. If such audit determines that Licensee overpaid Licensor and such determination is not subject to a good faith dispute, then Licensee may take a credit for such overpayment against any future payment due to Licensor (if there will be no future payment, Licensor shall promptly issue a refund to Licensee in the amount of such overpayment). The auditing Party shall bear the full cost of such audit unless such audit discloses (i) in the case of Licensor as the auditing Party, an underpayment of milestones or royalties by Licensee of more than five percent (5%) of the amount due for the audited period, or (ii) in the case of Licensee as the auditing party, an overcharge of the Supply Price by Licensor of more than five percent (5%) of the amount due for the audited period, in which case the audited Party shall bear the full cost of such audit.

8.9              Taxes.

(a)               Unless otherwise specified herein, each of the Parties hereto shall be responsible for its own costs and expenses occurred in connection with this Agreement and the transactions contemplated hereby.

(b)              If Licensee is required to make a payment to Licensor that is subject to a deduction or withholding of income taxes by a Governmental Authority in the Territory, (excluding VAT as defined in Article 8.9(d)) (a “Withholding Tax”), then Licensee shall, in accordance with Applicable Laws, (i) deduct or withhold such Withholding Tax in the full amount required to be deducted or withheld from the amount due to Licensor, (ii) remit such Withholding Tax to the proper Governmental Authority when due, (iii) furnish Licensor with proof of payment of such Tax Withholding within thirty (30) days following the payment, and (iv) pay to Licensor the stated amount payable under this Agreement (after deducting any such Withholding Tax).

(c)               If Licensee (or Licensee’s assignees or successors) is required to make a payment to Licensor subject to Withholding Tax, and if such Withholding Tax obligation arises as a result of any action taken by Licensee or its Affiliates or successors, including an assignment of this Agreement as permitted under Article 15.4, as a result of which (i) the payment arises in a territory other than the territory under the laws of which Licensee is organized, (ii) there is a change in the tax residency of Licensee, or (iii) the payments arise or are deemed to arise through a branch of Licensee in a territory other than the territory under the laws of which Licensee is organized, and such action has the effect of increasing the amount of Withholding Tax (each, an “Withholding Tax Action”), then notwithstanding Article 8.9(b), the payment by Licensee (in respect of which such Withholding Tax is required to be made) shall be increased by the amount necessary to ensure that Licensor receives an amount equal to the same amount that it would have received had no Withholding Tax Action occur.

(d)              All payments due to Licensor from Licensee pursuant to this Agreement shall be paid exclusive of, and without reduction for, any value-added tax (including any goods and services tax) (“VAT”) (which, if applicable, shall be payable by Licensee). Licensee shall be responsible for the payment of all VAT applicable to the transactions contemplated by this Agreement and shall file all applicable VAT tax returns. Licensor shall cooperate, to the extent reasonably required, with the filing of any such VAT tax returns. Licensee shall indemnify Licensor for any VAT imposed on Licensor as a result of the transactions contemplated by this Agreement and if Licensor directly pays any such VAT, Licensee shall promptly reimburse Licensor for such VAT including all reasonable related costs. If Licensor determines that it is required to report any such tax, Licensee shall promptly provide Licensor with applicable receipts and other documentation necessary or appropriate for such report.

(e)               The Parties agree to cooperate with one another and use reasonable efforts to avoid or reduce Withholding Taxes in respect of the payments made by Licensee to Licensor under this Agreement. Licensor shall provide Licensee any tax forms that may be reasonably necessary in order for Licensee to not withhold taxes or to withhold taxes at a reduced rate under an applicable bilateral income tax treaty, to the extent legally able to do so. Licensor shall use reasonable efforts to provide any such tax forms to Licensee in advance of the due date. Licensee shall provide Licensor with reasonable assistance to enable the recovery, as permitted by Applicable Laws, of Withholding Taxes resulting from payments made under this Agreement, such recovery to be for the benefit of Licensor. Licensee shall use reasonable efforts to minimize any such taxes required to be withheld on behalf of Licensor by Licensee, its Affiliates or Sub-Licensees. Each Party agrees to reasonably assist the other Party in lawfully claiming exemptions from or minimizing such deductions or withholdings under double taxation laws or similar circumstances.

Article 9
Intellectual Property Matters

9.1              Ownership of Data and Inventions.

(a)               Licensee agrees that, as between the Parties, all legal and beneficial ownership of (i) all Intellectual Property Rights relating to the Products (including any data generated from the use of the Products and other improvements) and (ii) all of the Information provided or generated under this Agreement or otherwise related to the Products (including all Data and Inventions) shall both ultimately belong to and remain vested in Licensor. The Intellectual Property Rights in foregoing (i) and (ii) are hereinafter regarded as and included into “Licensor IP”. Nothing in this Agreement shall be construed as assigning or otherwise transferring to Licensee, its Affiliate or any Third Parties any right, title or interest in and to Licensor IP.

(b)              Without limiting the foregoing, Licensee shall and hereby does assign to Licensor all right, title and interest in any Licensor IP (including Data and Inventions) that is generated or developed by or on behalf of Licensee (including its Designated Parties). Licensee shall take (and cause its Designated Parties, and their respective employees and agents to take) such further actions reasonably requested by Licensor to evidence such assignment and to obtain patent and other intellectual property rights protection therefor. Licensee shall obligate its Designated Parties to assign all Licensor IP generated or developed by such Person to Licensee, so that Licensee can comply with its obligations to assign the same to Licensor pursuant to this Article 9.1, and Licensee shall promptly obtain such assignment. If the assignment of any Licensor IP to Licensor as set forth above is not permitted by Applicable Laws, Licensee shall hold such Licensor IP for the sole benefit of Licensor, and Licensee shall and hereby does grant to Licensor an exclusive (even as to Licensee), worldwide, transferable, sublicenseable (through multiple tiers), fully paid, royalty free, perpetual and irrevocable license under such Licensor IP for any and all uses.

(c)               For clarity, during the Term of this Agreement, all Licensor IP that is assigned by Licensee to Licensor under Article 9.1 shall be included in the License granted to Licensee in accordance with the terms of this Agreement without additional consideration or payment.

9.2              Patent Prosecution.

(a)               Licensor Patents. Licensor shall have the first right, but not the obligation, to prepare, file, prosecute and maintain Licensor Patents both in and outside the Territory, including any related interference, re-issuance, re-examination and opposition proceedings with respect thereto, at Licensor’s own cost and expense.

(b)              During the Term, Licensee shall cooperate with Licensor, at Licensor’s request and cost, in connection with the prosecution of patent applications included within such Licensor Patents. Licensor shall periodically through SC inform Licensee of the status and material steps and developments with regard to the preparation, filing, prosecution and maintenance of the Licensor Patents in the Territory.

(c)               If Licensor decides that it is no longer interested in filing, maintaining, or prosecuting a particular Licensor Patent in any Market in the Territory during the Term, Licensor shall inform Licensee of such decision promptly in writing and, in any event, so as to provide Licensee a reasonable amount of time to meet any applicable deadline to establish or preserve such patent in such Market of the Territory. Licensee shall have the right to assume responsibility for continuing the prosecution, maintenance or defense of such Licensor Patent in Licensor’s name in such Market in the Territory at Licensee’s sole cost and expense and through counsel of its own choice, provided that it responds with its willingness to do so within thirty (30) days upon receipt of the notice. Upon transfer of such responsibility to Licensee, Licensor shall promptly deliver copies of all necessary files related to such Licensor Patent with respect to which responsibility has been transferred and shall take all actions and execute all documents reasonably necessary for Licensee to assume such prosecution and maintenance of such Licensor Patent in such Market in the Territory. Licensee’s prosecution or maintenance of such Licensor Patent shall not require Licensor to assign such Licensor Patent to Licensee and shall not change the Parties’ respective rights and obligations under this Agreement with respect to such Licensor Patent other than those expressly set forth in this Article 9.2(b).

(d)              Collaboration. Each Party shall provide the other Party all reasonable assistance and cooperation in the patent prosecution efforts provided in this Article 9.2, including providing any necessary powers of attorney and executing any other required documents or instruments for such prosecution.

9.3              Patent Enforcement.

(a)               Notification Regarding Licensor Patents. If Licensee becomes aware of any existing or threatened infringement of any Licensor Patent in the Field in the Territory (“Infringement”), it shall promptly notify Licensor in writing to that effect and the Parties will consult with each other regarding any actions to be taken with respect to such Infringement.

(b)              Licensor Patents Enforcement Rights. Each Party shall share with the other Party all Information available to it regarding each alleged Infringement. Licensor shall have the sole right, but not the obligation, to bring an appropriate suit or other action against any person or entity engaged in such Infringement (including as part of any enforcement action against infringement of any Licensor Patent globally), at Licensor’s cost and expense and subject to Licensor’s control. Recoveries obtained by Licensor from the enforcement of the Licensed Patents shall be first applied to reimburse Licensor’s cost and expense in connection therewith. If Licensor obtains recoveries in excess of its cost and expense in any enforcement action against Infringement in the Field in the Territory, such excess recoveries shall be shared equally between the Parties.

9.4              Third Party Infringement Claims.

(a)               Third Party IP Action. During the Term, each Party shall promptly notify the other Party in writing upon becoming aware of any allegation by a Third Party that the Development, Manufacture or Commercialization of any Products in the Field in the Territory infringes or misappropriates or may infringe or misappropriate the Intellectual Property Rights of such Third Party in the Territory (a “Third Party IP Action”). Licensor shall have the first right, but not the obligation, to defend the Third Party IP Action, and unless otherwise agreed in writing by the Parties, Licensor shall have control of the defense of any such Third Party IP Action by counsel of its own choice; provided, however, that Licensor may not settle or compromise any Third Party IP Action, or knowingly take any other action in the course thereof, in a manner that materially adversely affects Licensee’s rights or interests, without the written consent of Licensee (such consent not to be unreasonably withheld, conditioned or delayed). If Licensor decides not to defend any Third Party IP Action, Licensor shall promptly notify Licensee and thereafter, Licensee shall have the right to defend such Third Party IP Action. The defending Party shall bear the expense of the defense of a Third Party IP Action. Licensor shall keep Licensee reasonably informed of all material developments in connection with any Third Party IP Action. This Article 9.4 shall not be interpreted as placing on either Party a duty of inquiry regarding Third Party Intellectual Property Rights.

(b)              Third Party IP Agreement. In the event either Party determines that it is necessary or advisable to acquire rights under a Third Party’s Patents, know-how or other Intellectual Property Rights, through a license or other agreement with such Third Party (“Third Party IP Agreement”), in order to Develop, Manufacture, use, sell, offer to sell, have sold, import or otherwise Commercialize any Product in the Field in the Territory under this Agreement, whether or not there has been the institution of any infringement claim, such Party shall notify the other Party of such determination. Licensor shall have the first right, but not the obligation, to negotiate any Third Party IP Agreement to acquire rights under a Third Party’s Intellectual Property Rights both in the Territory and outside the Territory. If Licensor decides not to negotiate a Third Party IP Agreement in the Field in the Territory, Licensee shall have the right to negotiate such Third Party IP Agreement to acquire rights under a Third Party’s Intellectual Property Rights solely in the Field in the Territory; provided that the financial terms and other material terms of such Third Party IP Agreement affecting Licensor shall be subject to Licensor’s consent, not to be unreasonably withheld, conditioned or delayed.

9.5              Trademarks. The Parties acknowledge and agree that use of the Licensed Marks in connection with the Development, Manufacture and Commercialization of Products in the Field in the Territory shall, at all times, be subject to the terms of the Exclusive Trademark License and that the ownership, registration, restrictions on use, and enforcement matters relative to the Licensed Marks are governed by Articles 2 through 5, and 7 of the Exclusive Trademark License. Without prejudice to the foregoing (especially the principle that all legal and beneficial ownership of Licensor IP, including Licensed Marks, vested in Licensor) and subject to the terms of Article 8 of the Exclusive Trademark License, Licensor shall register (in the name of Licensor) in the Territory the applicable Licensed Mark(s) selected by Licensor for Commercialization of the Products in the Field in the Territory. Licensee shall Develop, Manufacture and Commercialize the Products in the Field in the Territory under the Licensed Marks; provided that if such Licensed Mark is rejected or refused by a Regulatory Authority in the Territory, the SC, pursuant to Article 3, will determine an alternative trademark to serve as the Licensed Mark for the applicable Product in the Field in the Territory, the decision of which shall be given without undue delay. Licensee shall, and shall require that its Designated Parties will, use the Licensed Marks solely in connection with the Development and Commercialization of Products in the Field in the Territory and strictly in accordance with the terms of the Exclusive Trademark License and the Brand Guidelines. Notwithstanding the foregoing, Licensee acknowledges that all use of the Licensed Marks and all rights and goodwill attached to or arising out of such use, shall accrue to the benefit of Licensor. Licensee shall not, and shall require that its Designated Parties will not, engage in any action that will interfere with or diminish Licensor’s rights or goodwill in any Licensed Marks.

Article 10

Representations And Warranties; covenants

10.1          Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party as follows as of the Effective Date:

(a)               Corporate Existence. It is a company or corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated.

(b)              Corporate Power, Authority and Binding Agreement. (i) It has the corporate power and authority and the legal right to enter into this Agreement and the Exclusive Trademark License, and perform its obligations hereunder and thereunder; (ii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the Exclusive Trademark License, and the performance of its obligations hereunder and thereunder; and (iii) this Agreement and the Exclusive Trademark License have been duly executed and delivered on behalf of such Party, and each constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with the terms of each such agreement, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally.

10.2          Additional Representations and Warranties of Licensor. Except as would not have a material adverse effect on the rights or interests of Licensee under this Agreement or the Exclusive Trademark License, Licensor hereby represents and warrants to Licensee as follows as of the Effective Date:

(a)               Sole Ownership; Encumbrances. It is the sole owner of, or otherwise has the right to grant the licenses to Licensee hereunder of, the Licensor IP existing as of the Effective Date.

(b)              No Conflicting Agreements. Neither it nor, to its knowledge, any of its Affiliates has entered into any agreement or any other transaction with any Third Party or Affiliate that conflicts with Licensor’s undertakings under this Agreement or the Exclusive Trademark License, or granting any right, interest or claim in or to, any Licensor IP that would conflict with the licenses to Licensee as purported to be granted pursuant to this Agreement or the Exclusive Trademark License,.

(c)               Notice of Infringement or Misappropriation. Neither it nor, to its knowledge, any of its Affiliates has received any written notice from any Third Party asserting the Product Liability against Licensor or alleging that the Development, Manufacture, or Commercialization of the Products or the practice of the Licensor IP, in each case in connection with the Development, Manufacture, or Commercialization of the Products in the Field in the Territory or any other jurisdiction would infringe, misappropriate or otherwise violate any Intellectual Property Rights owned or controlled by a Third Party.

(d)              Compliance with Law. Licensor and, to its knowledge, its Affiliates, and its subcontractors, and their respective consultants and agents, have conducted all research and development of the Products in the Territory prior to the Effective Date in compliance with all Applicable Laws, including GLP and GCP as applicable.

(e)               Product Warranty. The Finished Products or Bulk Products supplied to Licensee hereunder shall, at the time of delivery pursuant to Article 7.3(b), conform to the specifications and Applicable Laws, and such Finished Products or Bulk Products shall be manufactured in accordance with the requirements of the relevant Regulatory Authorities with respect to drug manufacturing and any GMP regulations applicable to the manufacture of the Product, especially the FDA’s requirements. Licensor further warrants that the Finished Products or Bulk Products supplied to Licensee (or its Affiliates) under this Agreement shall be manufactured in a GMP compliant facility.

(f)                No Proceeding. There are no pending, and, to its knowledge, no threatened in writing, investigations, inquiries, actions, suits or proceedings against Licensor or its Affiliates in the Territory involving the Products or relating to the transactions contemplated by this Agreement or the Exclusive Trademark License.

10.3          Additional Representations and Warranties of Licensee. Except as would not have a material adverse effect on the rights or interests of Licensor under this Agreement or the Exclusive Trademark License, Licensee hereby represents and warrants to Licensor as follows as of the Effective Date:

(a)               No Conflicting Agreements. Neither it nor, to its knowledge, any of its Affiliates has entered into any agreement or any other transaction with any Third Party or Affiliate that conflicts with its undertakings under this Agreement or the Exclusive Trademark License.

(b)              No Suits or Proceedings. There are no suits, claims, or proceedings pending, or, to its knowledge, threatened against it or any of its Affiliates in any court or by or before any governmental body or agency which to its knowledge would have a material adverse effect on its ability to perform its obligations under this Agreement or the Exclusive Trademark License.

(c)               Requisite Approvals and Expertise. It has, and will at all times throughout the Term have, the requisite approvals, permits, licenses, expertise, resources, experience and skill reasonably required to perform its obligations under this Agreement and the Exclusive Trademark License.

10.4          Compliance with Law. Each Party shall comply in all material aspects with all Applicable Laws in the course of performing its obligations and exercising its rights under this Agreement and the Exclusive Trademark License. Without limiting the foregoing, Licensee is aware of, and agrees to and shall cause its Affiliates, and Designated Parties to abide by, the obligations imposed by the Anti-Corruption Laws. Licensee agrees that no portion of monies paid or payable to itself, its Affiliates and its third-party suppliers and contractors, if applicable, in connection with its duties hereunder shall, directly or indirectly, be paid, received, transferred, loaned, offered, promised or furnished to or for the use of (i) any Government or Public Official (as defined below); (ii) any political party, party official or candidate for public or political office; (iii) any person while knowing or having reason to know that all or a portion of the value will be offered, given, or promised, directly or indirectly, to anyone described in items (i) or (ii) above, for the purpose of obtaining or retaining business for or with, or directing business to, any Person. For the purposes of this Agreement, “Government or Public Official” means any officer or employee or anyone acting for or on behalf of: a government, quasi-government or any department or agency thereof; a public international organization or any department, agency or institution thereof, or a government-owned or controlled company, corporation, institution, partnership or other entity

10.5          No Other Representations or Warranties. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT AND THE EXCLUSIVE TRADEMARK LICENSE, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, ARE MADE OR GIVEN BY OR ON BEHALF OF A PARTY, AND ALL REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED.

Article 11

Indemnification and Limitation of Liability

11.1          Indemnification by Licensor. Licensor shall defend, indemnify, and hold Licensee and its Affiliates and their respective officers, directors, employees, and agents (the “Licensee Indemnitees”) harmless from and against any and all losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) in connection with any and all claims, demands, suits, or proceedings of Third Parties (excluding Licensee’s Designated Parties) (collectively, “Third Party Claims”) to the extent that such Third Party Claims arise out of, are based on, or result from (a) the Development, manufacture or Commercialization of the Products by or on behalf of Licensor or its Affiliate or licensees (other than Licensee, its Affiliates, and Designated Parties), including Product Liabilities claims, in each case occurring outside of the Territory; (b) the breach of any of Licensor’s obligations under this Agreement or the Exclusive Trademark License, including Licensor’s representations and warranties set forth herein or therein, (c) the use of the Licensed Marks by Licensee or Designated Parties in accordance with the terms of this Agreement and the Exclusive Trademark License infringes a Third Party’s trademark or other proprietary rights in the Territory, or (d) the willful misconduct, gross negligence or violations of Applicable Laws of Licensor, its Affiliates, its licensees (other than Licensee, its Affiliates, and Designated Parties), or the officers, directors, employees, or agents of Licensor or its Affiliates, its licensees (other than Licensee, its Affiliates, and Designated Parties). The foregoing indemnity obligation shall not apply to the extent that any Third Party Claim arises from, is based on, or results from any activity or occurrence for which Licensee is obligated to indemnify the Licensor Indemnitees under Article 11.2.

11.2          Indemnification by Licensee. Licensee shall defend, indemnify, and hold Licensor and its Affiliates and their respective officers, directors, employees, and agents (the “Licensor Indemnitees”) harmless from and against any and all Losses in connection with any and all Third Party Claims to the extent that such Third Party Claims arise out of, are based on, or result from (a) the breach of any of Licensee’s obligations under this Agreement or the Exclusive Trademark License, including Licensee’s representations and warranties set forth herein or therein, or (b) the willful misconduct, gross negligence or violations of Applicable Laws of Licensee, its Affiliates, and Designated Parties or the officers, directors, employees, or agents of Licensee or its Affiliates, and Designated Parties, or (c) the use of the Licensed Marks by Licensee and Designated Parties, except to the extent the Licensor is required to indemnify Licensee pursuant to Article 11.1; (d) the Development, Manufacture or Commercialization of the Products by or on behalf of Licensee (including its Affiliates, and Designated Parties), including Product Liabilities claims, in each case occurring in the Territory. The foregoing indemnity obligation shall not apply to the extent that any Third Party Claim arises from, is based on, or results from any activity or occurrence for which Licensor is obligated to indemnify the Licensee Indemnitees under Article 11.1.

11.3          Indemnification Procedures. The Party claiming indemnity under this Article 11 (the “Indemnified Party”) shall give written notice to the Party from whom indemnity is being sought (the “Indemnifying Party”) promptly after learning of such Third Party Claim and shall offer control of the defense of such Third Party Claim to the Indemnifying Party. The Indemnified Party shall provide the Indemnifying Party with reasonable assistance, at the Indemnifying Party’s expense, in connection with the defense of the Third Party Claim for which indemnity is being sought. The Indemnified Party may participate in and monitor such defense with counsel of its own choosing at its sole expense; provided, however, the Indemnifying Party shall have the right to assume and conduct the defense of the Third Party Claim with counsel of its choice. The Indemnifying Party shall not settle any Third Party Claim without the prior written consent of the Indemnified Party, not to be unreasonably withheld, unless the settlement involves only the payment of money. The Indemnified Party shall not settle or compromise any such Third Party Claim without the prior written consent of the Indemnifying Party, and the Indemnifying Party shall have no obligation to indemnify the Indemnified Party with respect to any Third Party Claim settled or compromised without the Indemnifying Party’s consent.

11.4          Mitigation of Loss. Each Indemnified Party shall take and shall procure that its indemnitees take all such reasonable steps and action as are reasonably necessary or as the Indemnifying Party may reasonably require in order to mitigate the Third Party Claims and Losses under this Article 11. Nothing in this Agreement or the Exclusive Trademark License shall or shall be deemed to relieve any Party of any common law or other duty to mitigate any losses incurred by it.

11.5          LIMITATION OF LIABILITY. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT OR THE EXCLUSIVE TRADEMARK LICENSE, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS ARTICLE 11.5 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER ARTICLE 11.1 OR 11.2, OR DAMAGES AVAILABLE FOR A PARTY’S BREACH OF ARTICLE 2.3 OR ARTICLE 12.

Article 12
Confidentiality

12.1          Confidentiality. Each Party agrees that, during the Term and for a period of ten (10) years thereafter (or, with respect to Licensor Know-How that constitutes a trade secret under Applicable Laws, for so long as such Licensor Know-How continues to constitute a trade secret under Applicable Laws), it shall keep strictly confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement or the Exclusive Trademark License (which includes the exercise of any rights or the performance of any obligations hereunder or thereunder) any Confidential Information of the other Party, except to the extent expressly authorized by this Agreement or the Exclusive Trademark License or otherwise agreed in writing by the Parties. The foregoing confidentiality and non-use obligations shall not apply to any portion of the other Party’s Confidential Information that the receiving Party can demonstrate by competent written proof:

(a)               was already known to the receiving Party or its Affiliate, other than under an obligation of confidentiality, at the time of disclosure by the other Party;

(b)              was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

(c)               became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

(d)              was disclosed to the receiving Party or its Affiliate by a Third Party (in the case of Licensee as the receiving Party, excluding its Designated Parties) who has a legal right to make such disclosure and who did not obtain such information directly or indirectly from the other Party; or

(e)               was independently discovered or developed by the receiving Party or its Affiliate without access to or aid, application, use of the other Party’s Confidential Information, as evidenced by a contemporaneous writing.

12.2          Authorized Disclosure. Notwithstanding the obligations set forth in Article 12.1, a Party may disclose the other Party’s Confidential Information and the terms of this Agreement or the Exclusive Trademark License to the extent:

(a)               such disclosure is reasonably necessary (i) for the filing or prosecuting Patent rights as contemplated by this Agreement; (ii) for the filing or prosecuting of trademark rights as contemplated by the Exclusive Trademark License; (iii) to comply with the requirements of Regulatory Authorities or Applicable Laws with respect to obtaining and maintaining Regulatory Approval of the Products; or (iv) for the prosecuting or defending litigation as contemplated by this Agreement or the Exclusive Trademark License;

(b)              such disclosure is reasonably necessary to its Affiliates, employees, agents, consultants, contractors, and actual and potential licensees or sublicensees (but, in the case of Licensee, subject to Article 12.3) on a need-to-know basis for the purpose of performing its obligations or exercising its rights under this Agreement or the Exclusive Trademark License, including, with respect to Licensor, for the purpose of Development, manufacture, Commercialization or other exploitation of the Products outside the Territory or the Development of any indication outside the Field in the Territory (as long as such indication, once approved, will be automatically included in the Field and the rights or benefits granted to Licensee under this License will be accordingly extended to such indication) during the Term and worldwide after termination of this Agreement; provided that in each case, the disclosees are bound by written obligations of confidentiality and non-use consistent with those contained in this Agreement;

(c)               such disclosure is reasonably necessary to any bona fide potential or actual investor, acquiror, merger partner, or other financial or commercial partner for the sole purpose of evaluating or carrying out an actual or potential investment, acquisition or other business relationship; provided that in connection with such disclosure, such Party shall inform each disclosee of the confidential nature of such Confidential Information and obligate each disclosee in writing to treat such Confidential Information as confidential; or

(d)              such disclosure is reasonably necessary to comply with Applicable Laws, including regulations promulgated by applicable security exchanges, court order, administrative subpoena or order.

Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Article 12.2(a) or 12.2(d), such Party shall promptly notify the other Party of such required disclosure and shall use reasonable efforts to obtain, or to assist the other Party in obtaining, a protective order preventing or limiting the required disclosure.

12.3          CMC Data Limitation. Without limitation of any of the foregoing or the protections for CMC Data, Licensee shall adopt and implement reasonable procedures to limit the dissemination of Sensitive Information, including appropriate firewall procedures to prevent the disclosure of and use of Sensitive Information beyond the limited Licensee regulatory team members who are required to receive such information in order to prepare, submit, obtain or maintain a Regulatory Approval for the Product in the Field in the Territory or if access to CMC Data is otherwise necessary for regulatory or quality reasons to sell the Product in the Field in the Territory, segregating all Sensitive Information from its own information or materials or that of others (including Affiliates) in order to prevent commingling and securing all tangible embodiments of such Sensitive Information in a safe, locked file, or other suitable locked container, or on a secure, password-protected computer or in a locked room with restricted access when such items are not in use; not copying or otherwise duplicating any embodiments of the Sensitive Information, except as necessary to prepare, submit, obtain or maintain a Regulatory Approval for the Product in the Field in the Territory or if the copy or duplication of the CMC Data is otherwise necessary for regulatory or quality reasons to sell the Product in the Field in the Territory (provided that any such copies or duplications of such Sensitive Information shall be marked “confidential,” “proprietary,” or the like), and notifying Licensor immediately, and cooperating with Licensor as Licensor may reasonably request, upon any discovery of any loss or compromise of Sensitive Information. Notwithstanding the foregoing, to the extent any Sensitive Information is subject to the exceptions set forth in Article 12.2, such Sensitive Information shall not be subject to this Article 12.3.

12.4          Publicity; Terms of Agreement.

(a)               The Parties agree that the terms of this Agreement and the Exclusive Trademark License are the Confidential Information of both Parties, subject to the special authorized disclosure provisions set forth in this Article 12.4.

(b)              If either Party desires to make a public disclosure concerning the terms of this Agreement or the Exclusive Trademark License, such Party shall give prior advance notice of at least five (5) Business Day of the proposed text of such disclosure to the other Party for its prior review (except as otherwise provided herein). A Party commenting on such a proposed disclosure shall provide its comments, if any, within three (3) Business Days after receiving the proposed disclosure for review. In addition, where required by Applicable Laws, including regulations promulgated by applicable security exchanges, such Party shall have the right to make a press release or other public disclosure regarding the achievement of each milestone under this Agreement as it is achieved, the achievements of Regulatory Approval, including product pricing and reimbursement, in the Field in the Territory as they occur, or the occurrence of other events that affect either Party’s rights or obligations under this Agreement or the Exclusive Trademark License, in each case subject only to the review procedure set forth in the preceding sentences. In relation to the other Party’s review of such an announcement, such other Party may make specific, reasonable comments on such proposed press release within the prescribed time for commentary, but such other Party’s approval shall not be required. Neither Party shall be required to seek the permission of the other Party to repeat any information regarding the terms of this Agreement or the Exclusive Trademark License that has already been publicly disclosed by such Party, or by the other Party, in accordance with this Article 12.4.

(c)               The Parties acknowledge that either or both Parties or their Affiliates may be obligated to file under Applicable Laws a copy of this Agreement and/or the Exclusive Trademark License with the applicable stock exchange or other Governmental Authorities. Each Party and its Affiliates shall be entitled to make such a required filing, provided that it requests confidential treatment of the commercial terms and sensitive technical terms hereof and thereof to the extent such confidential treatment is reasonably available. In the event of any such filing, each Party will provide the other Party with a copy of this Agreement and, if applicable, the Exclusive Trademark License marked to show provisions for which such Party or its Affiliate intends to seek confidential treatment and shall reasonably consider and incorporate the other Party’s timely comments thereon to the extent consistent with the legal requirements, with respect to the filing Party or Affiliate, governing disclosure of material agreements and material information that must be publicly filed.

12.5          Publications and Presentations. The SC will coordinate the plans of the Parties regarding planned publication of Data and results of clinical or pre-clinical studies of the Product performed by or on behalf of Licensee in the Territory into a single schedule that will be shared with the Parties. With respect to publication in any academic journal, authorship of any publication shall be determined based on the accepted standards used in peer-reviewed, academic journals at the time of the proposed publication. Notwithstanding the forgoing, each Party recognizes the mutual interest in obtaining valid Patent protection and in protecting business interests and trade secret information. Consequently, except for disclosures permitted pursuant to Article 12.2, if Licensee, its Affiliates, Designated Parties or their employees or consultants wishes to publish or present to any Third Party, results of the Development work, or any research results, or any Data or other clinical information about a Product being Developed or Commercialized in the Field in the Territory pursuant to this Agreement, it shall deliver to Licensor a copy of the proposed written publication or an outline of an oral disclosure as soon as practicable and as least thirty (30) days prior to submission for publication or presentation. Licensor shall notify Licensee promptly after of receipt of such proposed publication whether such draft publication contains (a) Confidential Information of Licensor, or (b) information that if published would have an adverse effect on any Licensor Patent or any Invention. Licensor shall have the right to (i) propose modifications to the publication or presentation for Patent reasons, trade secret reasons, confidentiality reasons or business reasons or (ii) request a reasonable delay in publication or presentation in order to protect patentable information. If Licensor requests a delay to protect patentable information, Licensee shall delay submission or presentation for a period not to exceed sixty (60) days to enable Patent applications protecting such information to be filed in accordance with the terms of this Agreement. In addition, upon Licensor’s request, Licensee shall remove Confidential Information of Licensor prior to submission of the publication or presentation.

12.6          Equitable Relief. Each Party acknowledges that its breach of this Article 12 will cause irreparable harm to the other Party, which cannot be reasonably or adequately compensated in damages in an action at law. By reasons thereof, each Party agrees that the other Party shall be entitled, in addition to any other remedies it may have under this Agreement or the Exclusive Trademark License or otherwise, to preliminary and permanent injunctive and other equitable relief to prevent or curtail any actual or threatened breach of the obligations relating to Confidential Information set forth in this Article 12 by the other Party.

Article 13
Term And Termination

13.1          Term. This Agreement shall commence on the Effective Date and shall continue in force and effect until the twentieth (20th) anniversary of the Effective Date (the “Term”) unless terminated earlier by mutual written agreement of the Parties or pursuant to Article 13.2, 13.3 or 13.5. This Agreement may be further extended for additional three (3)-year terms each if neither Party is found to be in material breach of this Agreement (all such additional terms, collectively with the Initial Term, the “Term”).

13.2          Termination for Breach.

(a)               Subject to the terms and conditions of this Article 13.2, a Party (the “Non-Breaching Party”) shall have the right, in addition to any other rights and remedies, to terminate this Agreement in the event the other Party (the “Breaching Party”) is in material breach of its obligations under this Agreement or the Exclusive Trademark License. Licensee agrees that the breach of the obligation of Article 2.3(a)(i), 2.3(b), 4.1(a), 4.1(b), 6.2(a), 6.2(b), 8.1, 8.3 or 8.4 of this Agreement, or Article 2 of the Exclusive Trademark License shall be deemed as a material breach of Licensee.

(b)              The Non-Breaching Party shall first provide written notice to the Breaching Party, which shall identify with particulars the alleged breach. With respect to material breaches of any payment provision hereunder, the Breaching Party shall have a period of thirty (30) days after such written notice is provided to cure such breach. With respect to breach of the MAP Policy referenced in Article 6.9, Licensee acknowledges that it has received a copy of the MAP Policy attached to this Agreement as Exhibit 6.9, which provides that Licensee shall have a period of five (5) days after the receipt of Licensor’s written notice to cure such breach; provided that Licensor shall have the right to terminate this Agreement if there is a second breach of the MAP Policy in any twelve (12) month period. With respect to all other material breaches, the Breaching Party shall have a period of sixty (60) days after such written notice is provided to cure such breach. Notwithstanding the foregoing, if a Party gives to the other Party a notice pursuant to this Article 13.2 of a material breach by such other Party, and such other Party provides notice during the applicable cure period set forth above that such other Party disputes the basis for termination pursuant to this Article 13.2, then this Agreement shall not terminate unless and until an arbitrator issues a final award pursuant to Article 14.2 upholding such basis for termination provided that the resolution of such dispute is promptly commenced and diligently pursued by the non-terminating Party.

13.3          Termination for Insolvency. Any Party may terminate this Agreement effective immediately by written notice to the other Party if the other Party is subject to an Insolvency Event.

13.4          Change of Control. Subject to Article 2.3(b), this Agreement shall remain unchanged and valid as it is in the event of Change of Control of either Party unless both Parties agree otherwise.

13.5          Termination for Patent or Trademark Challenge. Except to the extent the following is unenforceable under the laws of a particular jurisdiction, Licensor may terminate this Agreement in its entirety, immediately if Licensee or its Affiliates, or Designated Parties, individually or in association with any other person or entity, commences a legal action challenging the validity, enforceability or scope of any Patents or trademarks owned or Controlled by Licensor anywhere in the world and fails to cure such breach within thirty (30) days after receipt of Licensor’s written notice.

13.6          Material Adverse Event. Each Party shall have a right to either terminate, in part or in whole, this Agreement or the Exclusive Trademark License or request a good-faith negotiation for an amendment to the relevant articles of this Agreement when any Material Adverse Event occurs (for clarity, neither Party shall have any obligation to agree to any such amendment).

13.7          Effects of Expiration and Termination.

13.7.1    General Effects. Upon any expiration or termination of this Agreement:

(a)               Licenses. Subject only to Licensee’s right to sell off existing inventory in accordance with clause (c) below, on the effective date of expiration or termination of this Agreement, all licenses and other rights granted by Licensor to Licensee under this Agreement (including any Sublicenses granted thereunder) shall terminate.

(b)              Confidential Information. On the effective date of expiration or termination, each Party shall promptly return or destroy all Confidential Information of the other Party (subject to Licensee’s right to retain Regulatory Materials pursuant to Article 13.7.2(a)); provided, however, that, subject to continuing compliance with Article 12, Licensor may retain any Confidential Information to the extent necessary to exercise rights retained by Licensor under this Agreement following expiration and termination.

(c)               Inventory; Wholesalers. Licensor shall have the right, but not the obligation, to purchase any and all of the inventory of the Product held by Licensee or its Affiliates as of the date of expiration or termination, at a price equal to the Supply Price paid by Licensee to Licensor for such inventory, and to the extent Licensor does not purchase such Product inventory, Licensee will have the continued right to sell the Product in its inventory for no more than six (6) month after the date of expiration or termination; provided, however, that Licensee’s obligations under this Agreement with respect to the Product that Licensee sells, including the obligation to remit royalties to Licensor hereunder, shall continue in full force and effect; and provided further that during such inventory sell off period, Licensee shall not sell the Product at a price that is lower than the average price of the Product sold during the one (1) year period prior to expiration or termination.

(d)              Survival. Notwithstanding anything to the contrary, the following provisions shall survive any expiration or termination of this Agreement as described in this Article 13: Articles 8.7 and 8.8, Article 9.1(a) and (b), Article 10.4, Article 11 Article 12, Article 13.7, 13.8 and 13.9, Article 14, and Article 15.3.

13.7.2    Additional Effects of Termination of Agreement for Material Breach of Licensee. In the event that this Agreement expires pursuant to Article 13.1 or this Agreement is terminated by Licensor for the uncured material breach of License as defined in the Article 13.2, then the following effects of termination shall apply (in addition to those set forth in Article 13.7.1 above):

(a)               Regulatory Materials. Licensee shall, as instructed by Licensor, either (i) if applicable and if permitted by Applicable Laws, promptly transfer and assign to Licensor or its designee all Regulatory Materials, including each Regulatory Approval that is owned or Controlled by Licensee or its or Designated Party with respect to the Product(s), (ii) terminate or withdraw any Regulatory Materials, including Regulatory Approval that is Controlled by Licensee or its or Designated Party with respect to the Product(s), and/or (iii) continue to hold any such Regulatory Materials (including Regulatory Approval) for the sole benefit of Licensor or its designee, in each case in accordance with Applicable Laws. Prior to the effective date of termination and thereafter, Licensee shall, as instructed by Licensor, take all action necessary to, and shall use all reasonable efforts to, transfer, terminate or withdraw (as the case may be) all such Regulatory Materials (including Regulatory Approvals) on or promptly after the effective date of termination. If transfer or assignment of any Regulatory Materials (including Regulatory Approval) to Licensor or its designee is not permitted by Applicable Law, then, at Licensor’s request, Licensee shall continue to hold such Regulatory Materials (including Regulatory Approval) for the sole benefit of Licensor or its designee, and shall appoint Licensor or its designee as its exclusive distributor (with the right to subcontract and appoint subdistributors) under such Regulatory Approval for the Product in the Territory and also as its agent to communicate with the applicable Regulatory Authority with respect to such Regulatory Materials, until such time Licensor or its designee files its own Regulatory Materials and obtain its own Regulatory Approval for the Product in the Territory. Licensee may retain copies of all Regulatory Materials to the extent required by Applicable Laws or for so long as may be required for Licensee to perform any of its surviving obligations under this Agreement. All Regulatory Materials subject to this Article 13.7.2(a) shall be the Confidential Information of Licensor and, to the extent Licensee retains such Regulatory Materials in accordance with this Article 13.7.2(a), Licensee shall be subject to and shall comply with Article 12 with respect to such Regulatory Materials.

(b)              Transition Assistance. Licensee shall, and shall cause its Designated Parties to, reasonably cooperate with Licensor or its designee to facilitate orderly transition of the Development, Manufacture (if applicable) and Commercialization of the Product in the Territory to Licensor or its designee, including (i) assigning or amending as appropriate, upon request of Licensor, any agreements or arrangements with Third Party vendors (including distributors) to Develop, Manufacture or Commercialize the Product in the Territory or, to the extent any such Third Party agreement or arrangement is not assignable to Licensor, reasonably cooperating with Licensor to arrange to continue to provide such services for a reasonable time after termination; (ii) to the extent that Licensee or its Affiliate is performing any activities described above in (i), reasonably cooperating with Licensor to transfer such activities to Licensor and continuing to perform such activities on Licensor’s behalf for a reasonable time after termination until such transfer is completed. Without limiting the foregoing, if Licensee Manufactures and Commercializes the Product under the Localization Paradigm, Licensee shall continue to Manufacture and supply the Product to Licensor on the same supply terms as stated in this Agreement until Licensor establishes its own Manufacture capability in the Territory.

(c)               Ongoing Clinical Trial. If at the time of such termination, any clinical trials for the Product are being conducted by or on behalf of Licensee, its Designated Parties, then, at Licensor’s election on a trial-by-trial basis: (i) Licensee shall, and shall cause its Designated Parties to, fully cooperate with Licensor to transfer the conduct of all such clinical trials to Licensor or its designee, and Licensor shall assume any and all liability and costs for such clinical trials incurred after the effective date of such termination, provided that Licensee shall continue to bear all costs and expenses incurred in connection with the conduct of such clinical trials until the effective date of such termination; or (ii) Licensee shall, and shall cause its Designated Parties to, at its own cost and expense, orderly wind down the conduct of any such clinical trial which is not assumed by Licensor under clause (i).

(d)              Licensor IP. For clarity, Licensor shall retain ownership in all right, title and interest in and to all Licensor IP, including Licensed Marks.

13.7.3    Additional Effect of Termination of Agreement For Material Breach of Licensor. In the event that this Agreement is terminated by Licensee for the uncured material breach of Licensor in accordance with this Agreement, then without prejudice to other remedies entitled by Licensee under the Applicable Laws, Licensor shall not, either directly or indirectly, initiate or conduct any Commercialization activities with respect to the Product(s) in the Field in the Territory within two (2) years from the termination by Licensee.

13.8          Accrued Rights and Obligations. Termination of this Agreement shall not affect rights or obligations of the Parties under this Agreement that have accrued prior to the date of termination.

13.9          Not Sole Remedy. Termination is not the sole remedy under this Agreement and, whether or not termination is effected and notwithstanding anything contained in this Agreement to the contrary, all other remedies shall remain available except as otherwise agreed upon and set forth herein.

Article 14
Dispute Resolution

14.1          Dispute. The Parties recognize that disputes as to certain matters may from time to time arise that relate to either Party’s rights or obligations hereunder. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation. To accomplish this objective, the Parties agree that, if a dispute arises under this Agreement or the Exclusive Trademark License, including any alleged breach of, or any issue relating to the interpretation or application of, this Agreement or the Exclusive Trademark License, but excluding any dispute at the SC that is subject to the provisions of Article 3 and Exhibit E (“Dispute”), and the Parties are unable to resolve such Dispute within thirty (30) days after such Dispute is first identified by either Party in writing to the other, the Parties shall refer such Dispute the Executive Officers for attempted resolution by good faith negotiations within thirty (30) days after such notice is received, which negotiations shall include at least one (1) in person meeting of the Executive Officers within twenty (20) days after such notice is received. If the negotiations by the Executive Officers fail to achieve a mutually acceptable resolution, the Dispute shall be finally and exclusively settled by binding arbitration administered by the Hong Kong International Arbitration Centre (“HKIAC”) in accordance with its Commercial Rules as provided in Article 14.2.

14.2          Arbitration.

(a)               If either Party intends to commence binding arbitration of a Dispute that has not been resolved in accordance with Article 14.1, such Party shall file its demand for arbitration (“Demand”), which shall include a statement of the issues to be resolved, with the Hong Kong office of the HKIAC. The filing Party shall simultaneously deliver a copy of the Demand to the other Party. Within thirty (30) days after receipt of the Demand, the other Party may, by written notice to the HKIAC and the Party that initiated the arbitration, add additional issues to be resolved. All arbitration proceedings shall be held in Hong Kong, unless the Parties mutually agree in writing upon a different location.

(b)              Promptly following receipt of the Demand, the Parties shall meet and discuss in good faith and agree on three (3) arbitrators to resolve the Dispute, which arbitrators shall have experience with respect to the matter(s) to be arbitrated. If the Parties cannot agree on three (3) arbitrators within thirty (30) days of the Demand, then such constitution of arbitrators shall be left to the decision by the applicable arbitration rules of the HKIAC. The arbitrators shall apply the governing law set forth in Article 14.5. The Parties shall instruct the arbitrators to: (i) conclude the arbitration as soon as practicable (and in any event within six (6) months after selection of the arbitrators), and (ii) deliver a written, reasoned opinion stating the arbitrators’ decision within thirty (30) days after the arbitration hearing is concluded.

(c)               The Parties shall share equally (50% each) the administrative charges, arbitrators’ fees and related expenses of arbitration, but each Party shall pay its own attorney’s fees incurred in connection with such arbitration; provided however, if the arbitrators specifically determine that one Party prevailed clearly and substantially over the other Party, then the arbitrators may require the non-prevailing Party to pay the prevailing Party’s reasonable attorney’s fees and expert witness costs and arbitration costs.

(d)              Either Party may apply to the arbitrators for, or may seek from any court having jurisdiction, interim injunctive or provisional relief as necessary to protect the rights or property of such Party until the arbitration award is rendered or the controversy is otherwise resolved. The arbitrators may grant legal, equitable and monetary relief consistent with the terms of this Agreement. Judgment upon the award rendered by the arbitrators shall be binding, final and non-appealable (absent manifest error) and may be entered and enforced in any court having jurisdiction thereof.

14.3          Injunctive Relief. Notwithstanding anything to the contrary in this Article 14, either Party may apply to any court having jurisdiction for interim injunctive relief (including a temporary restraining order or preliminary injunction) to protect a Party’s interests or preserve the status quo during the pendency of a dispute between the Parties.

14.4          Intellectual Property Disputes. Notwithstanding Article 14.2, in the event that a Dispute arises with respect to the validity, scope, enforceability or ownership of any Patent, trademark or other Intellectual Property Rights, and such Dispute is not resolved in accordance with Article 14.1, such Dispute shall not be submitted to an arbitration proceeding in accordance with Article 14.2, unless otherwise agreed by the Parties in writing, and instead, either Party may initiate litigation in a court of competent jurisdiction in any Market or country in which such rights apply.

14.5          Governing Law. This Agreement and all disputes arising out of or related to this Agreement or any breach hereof shall be governed by and construed under the laws of the State of New York without reference to conflict of laws principles. The application of the U.N. Convention on Contracts for the International Sale of Goods is excluded.

Article 15
Miscellaneous

15.1          Entire Agreement; Amendment. This Agreement, together with the Exclusive Trademark License including the Exhibits attached hereto and thereto, sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersedes, as of the Effective Date, all prior and contemporaneous agreements and understandings between the Parties with respect to the subject matter hereof, including the Confidentiality Agreement; provided, that all information shared by the Parties or their Affiliates pursuant to the Confidentiality Agreement shall be deemed Confidential Information under this Agreement, and the use and disclosure thereof shall be governed by Article 12 hereof. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth in this Agreement and the Exclusive Trademark License. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party. In the event and to the extent that there is a conflict between the provisions of this Agreement relating to the Development, Manufacture and Commercialization of the Products and the provisions of the Exclusive Trademark License, the provisions of this Agreement shall control, but, for the avoidance of doubt, not with regard to any use of any Licensed Marks, including any requirements regarding the use of the Licensed Marks in connection with the promotion, marketing, and Commercialization of the Products, in which case the provisions of the Exclusive Trademark License shall control.

15.2          Force Majeure. Both Parties shall be excused from the performance of their obligations under this Agreement to the extent that such performance is prevented by force majeure and the nonperforming Party promptly provides notice of the prevention to the other Party. Such excuse shall be continued so long as the condition constituting force majeure continues and the nonperforming Party takes reasonable efforts to remove the condition. For purposes of this Agreement, force majeure shall include conditions beyond the reasonable control of the applicable Party, including an act of God, war, civil commotion, terrorist act, labor strike or lock-out, epidemic, pandemic, failure or default of public utilities or common carriers, and destruction of production facilities, equipment or materials by fire, earthquake, storm or like catastrophe (but excluding the action of Governmental Authority). Notwithstanding the foregoing, a Party shall not be excused from making payments owed hereunder because of a force majeure affecting such Party. If a force majeure persists for more than ninety (90) days, the Party not claiming relief under this force majeure provision shall be entitled to terminate this Agreement upon written notice.

15.3          Notices. Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be addressed to the appropriate Party at the address specified below or such other address as may be specified by such Party in writing in accordance with this Article 15.3, and shall be deemed to have been given for all purposes (a) when received, if hand-delivered or sent by a reputable courier service, or (b) five (5) Business Days after mailing, if mailed by first class certified or registered airmail, postage prepaid, return receipt requested.

If to Licensor:

Yishai Zohar

Chief Executive Officer

Gelesis Inc.

501 Boylston Street, Suite 6102

Boston, MA 02116

[***]

With copies to (which shall not constitute notice):

David Abraham

General Counsel

Gelesis Inc.

501 Boylston Street, Suite 6102

Boston, MA 02116

[***]

If to Licensee:

CMS Bridging DMCC
Attention: Dr. Huaizheng Peng

Unit No: 205B, JBC1, Plot No: JLT-PH1-G2A,

Jumeirah Lakes Towers,

Dubai
[***]

With copies to (which shall not constitute notice):

CMS Bridging DMCC

Attention: Ms. Wu Sanyan (Aliciya)

Unit No: 205B, JBC1, Plot No: JLT-PH1-G2A,

Jumeirah Lakes Towers,

Dubai

[***]

15.4          Assignment. This Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by either Party without the prior written consent of the other Party. Notwithstanding the foregoing, either Party may, without consent of the other Party, assign this Agreement and its rights and obligations hereunder in whole or in part to an Affiliate of such Party, or in whole to its successor in interest in connection with the sale of all or substantially all of its business or assets to which this Agreement relates. Any attempted assignment not in accordance with the foregoing shall be null and void and of no legal effect. Any permitted assignee shall assume all assigned obligations of its assignor under this Agreement. The terms and conditions of this Agreement shall be binding upon, and shall inure to the benefit of, the Parties and their respected successors and permitted assigns.

15.5          Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

15.6          Severability. If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

15.7          No Waiver. Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, except with respect to an express written and signed waiver relating to a particular matter for a particular period of time.

15.8          Independent Contractors. Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give either Party the power or authority to act for, bind, or commit the other Party in any way. Nothing herein shall be construed to create the relationship of partners, principal and agent, or joint-venture partners between the Parties.

15.9          English Language. This Agreement was prepared in the English language, which language shall govern the interpretation of, and any dispute regarding, the terms of this Agreement.

15.10      Counterparts. This Agreement may be executed in counterparts, all of which taken together shall be regarded as the same instrument. Each Party may execute this Agreement in Adobe™ Portable Document Format (PDF) sent by electronic mail. PDF signatures of authorized signatories of the Parties will be deemed to be original signatures, will be valid and binding upon the Parties, and, upon delivery, will constitute due execution of this Agreement.

[Signature Page Follows]

In Witness Whereof, the Parties have executed this License, Collaboration and Supply Agreement by their duly authorized officers as of the Effective Date.

Gelesis Inc.		CMS Bridging DMCC

Signature:	/s/ Yishai Zohar	Signature:	/s/ Atiq Shehzad Mirza

Name:	Yishai Zohar	Name:	Atiq Shehzad Mirza

Title:	Director	Title:	Chief Executive Officer

		Signature:	/s/ Dr. Huaizheng Peng

		Name:	Dr. Huaizheng Peng

		Title:	Director

Exhibit A

PRODUCTS

Product: The medical device product cleared as PLENITY™ (also known as Gelesis100), with a Device Classification Name of Ingested, Transient, Space Occupying Device For Weight Management And/Or Weight Loss, and a De Novo number of DEN180060. PLENITY™ is an ingested, transient, space occupying device using the specific formulation of hydrogel particles cleared by FDA on 12 April 2019, wherein the specific formulation of hydrogel particles is made from carboxymethyl cellulose sodium salt cross-linked by citric acid, for weight management and cleared by the FDA to aid in weight management in overweight and obese adults with a Body Mass Index (BMI) of 25 - 40 kg/m2, when used in conjunction with diet and exercise. The novel and proprietary biocompatible hydrogel particles are engineered to rapidly absorb and release water at specific locations in the gastrointestinal tract. The hydrogel particles are manufactured through a multi-step, proprietary aqueous process using starting components carboxymethylcellulose (CMC) sodium salt and citric acid. In the Finished Product the hydrogel particles are contained within a hard capsule containing thousands of hydrogel particles (approximately 750 mg); each particle is approximately the size of a grain of salt [***]

Bulk Product: The bulk (unencapsulated) hydrogel particulate material as cleared and used in PLENITY™.

Finished Product: The Product as cleared as PLENITY™ encapsulated and in its cleared packaging (as updated). The PLENITY™ capsules are commercialized in primary and secondary packaging which protect the product from damage, ensure its stability over the labeled shelf life, and allow for convenient storage of weekly and monthly supplies. The primary packaging of Plenity is a peelable blister (Pod) containing 3 Gelesis100 capsules. The pods consist of a cavity sealed by a foil, and have a pod diameter of 45 mm and a pod height of 9.2 mm. The first level of secondary packaging is a tube that contains a weekly supply of 14 Pods and is closed by a screw-on cap. The second level of secondary packaging is a cardboard box which contains four tubes (supply for 4 weeks of therapy, 56 Pods) and the patient and physician instructions for use packaging insert. The lid of the box is secured to the bottom part of the box with two tamper-proof tape seals.

Exhibit B-

Initial Development Plan

Development of Plenity in China

[***]

[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]
[***]		[***]	[***]	[***]

[***]

Note:

1.	This Development Plan will only apply to the Development of Plenity in Mainland China Market.

2.	[***]

a.       [***];

b.       [***].

3.	[***]:

a.       [***];

b.       [***].

c.       [***].

4.	[***]:

a.       [***].

b.       [***]

c.       [***].

Plenity Development Timelines in Mainland China

项目中国开发计划

[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]
1.	[***]
2.	[***]
3.	[***]
4.	[***]
5.	[***]
6.	[***]
7.	[***]

exhibit c

EXISTING LICENSOR PATENTS

CTRY	STATUS	APPLICATION NO.	FILING DATE	PATENT NO.	GRANT DATE	EXPIRY DATE	TITLE
[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]

[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]

eXHIBIT d

exclusive trademark license AGREEMENT

eXHIBIT E

TERMS OF REFERENCE OF the steering committee

The responsibilities of the SC shall be to:

(a)	Review Licensee’s and its Designated Parties’ activities in relation to the Products under this Agreement in the Territory with the objective of ensuring, for the Parties’ mutual benefit, that the Licensor is fully aware of such activities.

(b)	Provide a forum for Licensee to update Licensor periodically on relevant activities conducted by Licensee and its Designated Parties in the Territory in relation to any Products in the Territory.

(c)	Coordinate the conduct of any pre-clinical and clinical trials of Development of the Products that are performed in the Field in the Territory under this Agreement.

(d)	Review updates on Licensee’s, and its Designated Parties’, as the case may be, strategy for making, and the content of, any regulatory filings with the competent Regulatory Authorities in the Territory, and any communications with the Regulatory Authorities in the Territory.

(e)	Coordinate management of the Intellectual Property, including Licensed Trademarks, relating to the Products in and for the Territory and also discuss any potential new Intellectual Property relating to the Products which may be generated in and for the Territory in the performance of this Agreement.

(f)	Review, discuss and approve Development Plan and Commercialization Plan and amendments and updates thereto, and share information on activities relating to the Product in the Field in the Territory, including with respect to the branding and promotion thereof and any changes during the term in the Global Brand Strategy and Brand Guidelines.

(g)	Make recommendations to the Parties from time to time as needed to facilitate the Exploitation of the Products in the Field in the Territory and the performance of this Agreement by each Party.

(h)	Discuss pricing and reimbursement approval of the Product in the Field in the Territory;

(i)	Perform such other tasks and assume such other responsibilities as agreed in writing by the Parties.

1.	Each Party shall cause its members of the SC to have the requisite experience and authority to enable them to perform their duties on the SC on behalf of such Party. Each Party shall have the right to replace its respective representatives on the SC upon twenty (20) Business Days’ written notice to the other Party (or more quickly if such representative’s relationship with the appointing Party has terminated), provided that any such substitute representative shall have substantially the equivalent experience and authority as the representative that such person replaces.

2.	The SC shall be run in accordance with the following provisions.

(a)	The Chairman of the SC will be the designated person of Licensee or Licensor on an alternating basis. The role of the chairperson shall be to convene and preside at the SC meetings and to ensure the circulation of meeting agendas and the preparation of meeting minutes in accordance with the terms in this Exhibit, but the chairperson shall have no additional powers or voting rights beyond those held by other SC members.

(b)	The SC shall have its first meeting within sixty (60) Business Days after the Effective Date, and thereafter shall hold regular meetings at least one (1) time per Calendar Quarter. Meetings of the SC may be held as a teleconference or video conference, provided that the SC shall hold at least one face-to-face meeting during each year with location alternating between the United States and China. In addition, special meetings of the SC may be called by any SC member upon written request to the Chairman of the SC.

(c)	At least twenty one (21) days prior to each regularly scheduled meeting of the SC, written notice shall be given to each SC member by the Chairman of the SC. Ad hoc or special meetings of the SC may be scheduled on shorter written notice.

(d)	The Chairman of the SC shall set meeting agendas for the SC, which shall include any matter reasonably requested by either Party to be included and which is subject to the SC’s purview pursuant to paragraph 1 above. Such agendas shall be circulated to all SC members at least five (5) Business Days prior to the date of the relevant meeting. The SC chairman shall be responsible for recording, preparing and, within five (5) Business Days, issuing draft minutes of the SC meetings, which draft minutes shall be reviewed, modified and approved in writing by the SC members within five (5) Business Days. Such minutes shall record all proposed decisions and all actions recommended or taken, including a copy of progress reports.

(e)	Each Party may invite its employees or consultants who are not SC members to attend SC meetings in a non-voting capacity from time-to-time, subject to such persons first entering into suitable confidentiality undertakings.

(f)	Each Party shall be responsible for all travel and related costs and expenses for its members and non-SC member invitees to attend meetings of, and otherwise participate on, the SC.

(g)	A SC meeting will be quorate whenever there is present at least one (1) SC member on behalf of each Party either in person or by telephone, video conference or similar means.

(h)	Notwithstanding the foregoing, the opinions and recommendations of the SC, in whatever form or name, shall be non-binding and only for reference in good faith.

3.	Notwithstanding the foregoing, it is acknowledged and agreed that, subject to Article 3.1 of this Agreement, Licensee shall have the full discretion and final decision-making power with respect to Manufacture, Commercialization and regulatory matters of the Products in the Field in and for the Territory, unless the Licensor, in its reasonable judgement, does not agree with such final decision of Licensee on the given matters (except for those caused or required by the Applicable Law and Regulation or the Regulatory Authorities) for the reason that it is reasonably likely to have a material adverse effect on the Licensor’s Development and Commercialization strategy and benefit for the Products outside the Territory or the legal title, right and benefit as enjoyed by the Licensor in the Licensor IP or Products (including Development of any indication outside the Field in the Territory, as long as such indication, once approved, will be automatically included in the Field and the rights or benefits granted to Licensee under this License will be accordingly extended to such indication). In this case, the Licensor shall escalate the particular discrepancy matter to the SC for discussion and coordination. If the Parties cannot reach agreement on any particular matter at the SC meeting, then such matters requiring resolution shall first be referred to the Chief Executive Officer of Licensee or equivalent position or his or her nominee, and the Chief Executive Officer of the Licensor or equivalent position or his or her nominee, for resolution, who together shall attempt to resolve such matters by a mutual agreement within thirty (30) days of the referral date of such matters. Unless and until such mutual agreement is reached or the Applicable Law or Regulatory Authority requires otherwise, the status quo shall be maintained.

4.	Notwithstanding the foregoing, the SC shall not have the authority to: (i) modify or amend the terms and conditions of this Agreement; (ii) waive or determine either Party’s compliance with this Agreement; (iii) decide any issue in a manner that would conflict with the express terms and conditions of this Agreement; or (iv) obligate either Party to violate Applicable Laws.

Exhibit F

INITIAL SuppLy Ceiling FORECAST

Month	Year	[***]
[***]		[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]

Exhibit G

Key Regulatory Materials

1.	[***]

2.	[***]

3.	[***]

4.	[***]

5.	[***]

6.	[***]

7.	[***]

Exhibit H

Cost of Goods

YEAR	COST OF GOODS/FINISHED PRODUCT	Supply Price/Finished Product
2020	[***]	[***]
2021	[***]	[***]
2022	[***]	[***]